                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            SCHEDULE 14C INFORMATION


Check the appropriate box:

         [X]      Preliminary Information Statement

         [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

         [ ]      Definitive Information Statement


Payment of Filing Fee (check the appropriate box):

         [ ]      No fee required

         [X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

                  (1) Title of each class of securities to which transaction applies: Common

                  (2) Aggregate number of securities to which transaction applies: 4,000,000

                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined): $1.078125 per share based on average bid and ask price as of April 29, 1998.

                  (4)      Proposed maximum aggregate value of transaction:
                           $4,312,500.00

                  (5)      Total fee paid: $900.00

Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  (1)      Amount Previously Paid;

                  (2)      Form, Schedule or Registration Statement No.;

                  (3)      Filing Party;

                  (4)      Date Filed;

                           NATIONAL DIAGNOSTICS, INC.
                           755 WEST BRANDON BOULEVARD
                             BRANDON, FLORIDA 33511


April 30, 1998


Dear Stockholder:

         As you may be aware, on February 23, 1998, NATIONAL DIAGNOSTICS, INC. (the "Company") entered into a Merger Agreement, as amended by a First Amendment dated and made effective March 17, 1998 and by a Second Amendment dated and made effective April 29, 1998 (the "Merger Agreement"), with AMERICAN ENTERPRISE SOLUTIONS, INC., a Florida corporation ("AES"), providing for the merger (the "Merger") of AES with and into the Company. The Merger Agreement, as amended, is attached as Appendix A to the accompanying Information Statement. The closing of the Merger is expected to occur during late May or early June, 1998, subject to the satisfaction of certain closing conditions.

         As permitted by Article Third of the Company's Articles of Incorporation, and pursuant to applicable provisions of the Florida Business Corporation Act, effective March 19, 1998, the Company's Board of Directors amended the Company's Articles of Incorporation to provide for the issuance of up to a maximum of 1,000,000 shares of Series A Preferred Stock (the "Company Preferred Stock"). The rights and preference of the Company Preferred Stock are set forth in the Articles of Amendment to the Company's Articles of Incorporation which became effective on March 19, 1998. A copy of the Articles of Amendment referred to hereinabove is attached as Appendix B to the accompanying Information Statement.

         Pursuant to the terms and conditions of a Stock Purchase Agreement (the "Stock Purchase Agreement") dated March 19, 1998 by and between the Company and AES, as of March 27, 1998 the Company had sold 500,000 shares of Company Preferred Stock to AES for a purchase price of marketable securities valued in excess of $2,000,000.00. Each share of Company Preferred Stock is convertible into 44.11 shares of the Company's Common Stock (the "Company Common Stock"). On March 27, 1998, AES exercised its conversion right and converted 131,185 shares of Company Preferred Stock into 5,786,570 shares of Company Common Stock. On March 30, 1998, Mr. Charles Broes, the current Chief Executive Officer of AES, and Mr. Cardwell C. Nucklos, Ph.D, were appointed to the Company's Board of Directors and on March 31, 1998, Mr. Charles Broes was appointed as the Company's Chief Executive Officer.

         The Board of Directors of the Company has approved the Merger of AES with and into the Company. AES, owning beneficially and of record an aggregate of approximately 65% of the issued and outstanding shares of Company Common Stock and 100% of the issued and outstanding Company Preferred Stock, has provided its written consent and approval of the Merger, thereby satisfying the requirements of the Florida Business Corporation Act and the Company's Articles of Incorporation for stockholder approval of the Merger. For this reason, the Company is not calling a special meeting of the stockholders in respect of the proposed Merger and is not asking you for a proxy or consent.

         Stockholders of the Company have the right to dissent from the Merger under and pursuant to Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. STOCKHOLDERS ARE URGED TO READ CAREFULLY
THIS INFORMATION STATEMENT IN ITS ENTIRETY.

         The attached Information Statement is being provided to you pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. The Information Statement contains a more detailed description of the Merger.

                                    Very truly yours,



                                    Charles Broes
                                    Chief Executive Officer

                           NATIONAL DIAGNOSTICS, INC.
                           755 WEST BRANDON BOULEVARD
                             BRANDON, FLORIDA 33511


--------------------------------------------------------------------------------

                              INFORMATION STATEMENT

--------------------------------------------------------------------------------

                                 April 30, 1998

INTRODUCTION

         This Information Statement is being furnished by the Board of Directors of National Diagnostics, Inc., a Florida corporation (the "Company"), to holders of the outstanding shares of Common Stock, no par value (the "Company Common Stock") and holders of the outstanding shares of the Preferred Stock, no par value (the "Company Preferred Stock") of the Company, in connection with the Agreement and Plan of Merger, dated as of February 23, 1998 (the "Merger Agreement"), by and between the Company and American Enterprise Solutions, Inc., a Florida corporation ("AES"), pursuant to which AES will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger").

         AES currently owns an aggregate of 5,786,570 shares of Company Common Stock and 368,815 shares of Company Preferred Stock. Each share of Company Preferred Stock is convertible into 44.11 shares of Company Common Stock. An additional 3,093,430 shares of Company Common Stock are owned by stockholders other than AES. Therefore, at the present time, an aggregate of 8,880,000 shares of Company Common Stock are issued and outstanding. In conjunction with the Merger, the Company proposes to issue a stock dividend to holders of Company Common Stock based on the following formula:

                                  x = $3.50 - y
                                      ---------
                                          y

         where x =         the dividend (i.e., the number of additional shares
                           of Company Common Stock to be issued on each outstanding share of Company Common Stock).

         $3.50 = the valuation of each share of Company Common Stock, based on projected revenues for 1998.

         y = the average market price of each share of Company Common Stock during the 5 business days immediately preceding the closing date.

For example, if y = $1.125, each outstanding share of Company Common Stock will receive a dividend of [3.50 - 1.125] = 2.11 shares of Company Common Stock.
                       ------------
                           1.125

         The declaration and payment of such a dividend will require the availability of approximately 18,745,680 additional shares of Company Common Stock. However, because the Company's Articles of Incorporation currently provide for the issuance of a maximum of 9,000,000 shares of Company Common Stock, of which amount a total of 8,880,000 shares have already been issued and are currently outstanding, at the present time the Company can only issue an additional 120,000 shares of Company Common Stock. It will therefore be necessary to amend the Company's Articles of Incorporation to, among other things, provide for the issuance of at least an additional 18,625,680 shares of Company Common Stock.

         After payment of the contemplated stock dividend, a total of 27,505,680 shares of Company Common Stock will be issued and outstanding; 18,002,019 of these shares (approximately 65%) will be owned by AES, and the remaining 9,623,661 shares (approximately 35%) will be owned by other stockholders of NDI.

         Shortly after payment of the stock dividend described above, but before the closing of the Merger, the Company will effect a stock combination transaction of all issued and outstanding Company Common Stock in accordance with the provisions of Section 607.10025 and 607.1003 of the Florida Business Corporation Act (the "FBCA") such that AES will own approximately 2,000,000 shares of Company Common Stock and the other stockholders of NDI will own approximately 1,000,000 shares of Company Common Stock.

         In conjunction with the Merger, the approximately 2,000,000 shares of Company Common Stock and 368,815 shares of Company Preferred Stock owned by AES will be canceled.

         It is anticipated that on the date of closing the Merger, there will be approximately 6,000,000 shares of AES Common Stock issued and outstanding. In conjunction with and upon consummation of the Merger, each outstanding share of AES Common Stock will be exchanged for one share of Company Common Stock. As a result of the Merger, the AES stockholders will own approximately 6,000,000 shares (85.7%) of the issued and outstanding Company Common Stock, while other NDI stockholders will own approximately 1,000,000 (14.3%) of the issued and outstanding Company Common Stock.

         In accordance with the requirements of Section 607.1103 of the FBCA and the Company's Articles of Incorporation, the Merger Agreement requires the approval and adoption by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock and 66 2/3% of the aggregate votes entitled to be cast by the holders of the Company Preferred Stock. As of March 27, 1998 there were 8,880,000 shares of Company Common Stock issued and outstanding, each share of which was entitled to one (1) vote on the proposal to approve and adopt the Merger Agreement, and 368,815 shares of Company Preferred Stock issued and outstanding, each of which was entitled to eight (8) votes on the proposal to approve and adopt the Merger Agreement. On April 3, 1998, AES, as the record and beneficial owner of 5,786,570 shares of Company Common Stock, or approximately 65% of the outstanding shares of Company Common Stock, and 100% of the outstanding shares of

                                      (ii)

Company Preferred Stock, executed a written consent in favor of the approval and adoption of the Merger Agreement (the "Stockholder's Consent"). Pursuant to
Section 607.1103 of the FBCA and the Company's Articles of Incorporation, no additional approval by the Company's stockholders is required with respect to the Merger Agreement.

         The effective date of the Merger will be the date and time of the filing of Articles of Merger with the Secretary of State of the State of Florida (the "Effective Time"), which is scheduled to occur following satisfaction of certain closing conditions, but not earlier than 20 days after the mailing of this Information Statement.

         THE TRANSACTION DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This Information Statement is expected to be mailed on or about May 10, 1998 to holders of record of Company Common Stock and Company Preferred Stock on May 10, 1998.


                                      (iii)

         THIS INFORMATION STATEMENT IS DATED May 10, 1998.

                                TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                       ----
INFORMATION STATEMENT SUMMARY..........................................................................  1

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY......................................................  3

REQUIRED VOTE; WRITTEN CONSENT IN LIEU OF MEETING......................................................  5

DISSENTERS' RIGHTS.....................................................................................  6

THE MERGER.............................................................................................  7

THE MERGER AGREEMENT................................................................................... 10

SOURCE AND AMOUNT OF FUNDS............................................................................. 12

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT............................................... 12

AVAILABLE INFORMATION.................................................................................. 13

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................ 14


APPENDIX A:       The Merger Agreement
   ANNEX V:       Form of Representation, Warranties and Covenants of the
                  directors and officers of AES
APPENDIX B:       Articles of Amendment to Articles of Incorporation
APPENDIX C:       Sections 607.1301, 607.1302 and 607.1320 of the Florida
                  Business Corporation Act



                                      (iv)

                          INFORMATION STATEMENT SUMMARY

         The following is a brief summary of more detailed information contained elsewhere, or incorporated by reference, in this Information Statement. Certain capitalized terms used in this Summary are defined elsewhere in this Information Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Information Statement and in the Appendixes hereto. Stockholders are urged to read carefully this Information Statement, including the Appendixes hereto, in its entirety.

         GENERAL. This Information Statement is being delivered in connection with the merger of AES with and into the Company. A copy of the Merger Agreement is attached hereto as Appendix A.

         THE COMPANY AND AES. The Company is a Florida corporation with its principal executive offices at 755 West Brandon Boulevard, Brandon, FL 33511 and its telephone number is (813) 661-9501. The Company's principal line of business is the provision of full service diagnostic imaging services through outpatient centers and mobile facilities located in Florida. Diagnostic imaging services provided by the Company include magnetic resonance imaging, computer tomography, ultrasound, nuclear medicine, general radiology, fluoroscopy, and mammography and neurology studies. AES is a Florida corporation with its principal executive offices located at 6313 Johnson Road, Suite 201, Tampa, FL 33634 and its telephone number is (813) 882-6567. AES' principal line of business is the acquisition of seasoned and profitable high growth firms with operations and facilities to create community healthcare delivery systems. These systems are designed to provide comprehensive delivery of all healthcare services while electronically interactively linking with AES's proprietary internet-intranet and virtual network gateways.

         REQUIRED VOTE; WRITTEN CONSENT IN LIEU OF MEETING. The FBCA and the Company's Article of Incorporation provide that the adoption of any plan of merger by the Company requires the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding share of the Company Common Stock entitled to vote thereon and 66 2/3% of the aggregate votes entitled to be cast by the holders of the Company Preferred Stock. The Board of Directors of the Company has authorized and approved the Merger Agreement and the Merger. AES has a controlling voting interest in the Company by virtue of its ownership of and right to vote 5,786,570 shares of Company Common Stock, or approximately 65% of the outstanding shares of Company Common Stock, and 368,815 shares of the Company Preferred Stock, or 100% of the outstanding shares of Company Preferred Stock. On April 3, 1998, AES, as the record and beneficial owner of 5,786,570 shares of Company Common Stock, or approximately 65% of the outstanding shares of Company Common Stock, and 100% of the outstanding shares of Company Preferred Stock, executed a written consent in favor of the approval and adoption of the Merger Agreement (the "Stockholder's Consent"). Pursuant to Section 607.1103 of the FBCA and the Company's Articles of Incorporation, no additional approval by Company stockholders is required with respect to the Merger Agreement.

         DISSENTERS' RIGHTS. Under the FBCA, holders of shares of Company Common Stock who otherwise strictly comply with the applicable requirements of the FBCA may dissent from the Merger and demand payment in cash of the fair value of their shares of Company Common Stock. A copy of Sections 607.1301, 607.1302 and
607.1320 of the FBCA, pertaining to Dissenters' is attached hereto as Composite Appendix C.

         THE MERGER.

                  BACKGROUND TO THE MERGER. For a description of events leading to the approval of the Merger Agreement by the Board of the Company, see "THE MERGER -- Background to the Merger."

                  APPROVAL OF THE BOARD. On April 2, 1998, the Board of the Company unanimously determined that the Merger Agreement and the Merger were fair to and in the best interests of the stockholders of the Company and approved and adopted the Merger Agreement and the Merger.

                  INTEREST OF CERTAIN PERSONS IN THE MERGER. The FBCA permits a company to indemnify its officers and directors under certain specified circumstances and also requires such indemnification under specified circumstances. The Bylaws of AES, which will become the Bylaws of the surviving company, also contain provisions providing for mandatory indemnification of officers and directors in certain circumstances. Pursuant to these Bylaws, the Company will be expected to indemnify and hold harmless the present and former officers and directors of the Company in respect of any of their acts or omissions occurring prior to the Effective Time.

                  OPINIONS OF FINANCIAL ADVISORS. The Board of Directors of the Company did not obtain any opinions from any financial advisors that the terms and conditions of the Merger are fair to the stockholders of the Company from a financial point of view.

                  CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction on or prior to the Merger becoming effective (the "Effective Time") of the following conditions: (1) the Merger Agreement shall have been adopted by the stockholders of the Company in accordance with Florida law, (2) all actions by or in respect of or filing with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been obtained, and (3) the performance by the parties in all material respects of their respective obligations under the Merger Agreement prior to the Effective Time and the truth in all material respects of the parties' representations and warranties at the Effective Time. The condition set forth in clause (1) above has been satisfied by the execution of the Stockholder's Consent by AES, the holder of 65% of the Company Common Stock and 100% of the Company Preferred Stock.

                  In addition, the obligations of AES and the Company to effect the Merger are subject to the satisfaction of the further following conditions:
(1) no action shall be instituted or pending by anyone before a court or any other governmental agency or body challenging the Merger in any way or seeking to restrain or prohibit AES' merger with and into the Company or to restrain or prohibit the stockholders of AES from acquiring shares of Company Stock, (2) each of the directors and officers of AES shall have executed and delivered the Letter of Representations, Warrants and Covenants in the form attached to Appendix A hereto, and (3) AES and the Company shall have completed, to their respective satisfaction, due diligence examination of each other's sites, properties, books, records and financial and operating data.

                  REGULATORY MATTERS. To the best of the parties' knowledge, federal or state regulatory approval is required for the Merger.

                  SOURCE AND AMOUNT OF FUNDS. The total amount of funds required to pay fees and expenses related to the Merger is estimated to be approximately $100,000.00. The source of such funds will be a portion of the $2,000,000 in cash and marketable securities received from AES in consideration for the Company's sale of 500,000 shares of Company Preferred Stock to AES.


                SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

         Set forth below is certain selected financial information with respect to the Company excerpted or derived from the information contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996. Financial information pertaining to the fiscal year ended December 31, 1997 is unaudited, and the Company's Annual Report on Form 10-KSB has not yet been filed with the Commission. More comprehensive financial information is included in such reports and other documents filed by the Company with the Securities and Exchange Commission (the "Commission") and incorporated herein by reference, and the following selected financial data is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies thereof should be obtainable in the manner set forth below under "AVAILABLE INFORMATION".

                           NATIONAL DIAGNOSTICS, INC.

                             SELECTED FINANCIAL DATA


                                                           YEAR ENDED DECEMBER 31,

                                            1994            1995              1996             1997
                                                                                             (unaudited)
OPERATING RESULTS
   Revenues                              3,708,603        6,232,515         8,876,652         9,942,050
   Net Income                            ** 119535         (835,058)       (1,241,661)       (1,910,131)
   **proforma amount

PER SHARE DATA
   Net Income                            ** 119535         (835,058)       (1,241,661)       (1,910,131)
   Dividends                                     0                0                 0                 0
   Weighted Ave. No. of Shares           1,331,507        1,887,672         2,579,380         3,159,884
   Book Value                           $     1.48       $     0.67        $     0.11        ($    0.33)

FINANCIAL POSITION
   Total Assets                          5,872,303        7,029,260         9,199,677         8,108,847
   Short-term Debt                       1,243,659        2,514,926         4,616,064         5,908,278
   Long-Term Debt                        2,656,011        3,240,903         4,310,595         3,258,948
   Stockholders' equity                  1,972,633        1,273,431           273,018        (1,058,379)
   Total Capital                         1,973,633        1,273,431           273,018        (1,058,379)

OTHER DATA
   Debt as % of total Capital                197.7%           452.0%           3269.6%           -866.2%

               PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES



         The Shares are traded on the OTB Bulletin Board under the symbol "NATD." The following table sets forth, for each of the periods indicated, the high and low reported sales prices per share as reported on the OTB Bulletin Boards.


1994                                                          HIGH             LOW
                                                              ----             ---
              Fourth Quarter (from October 12)                $4-3/4           $3

1995

              First Quarter                                   $6-1/4           $1-7/8
              Second Quarter                                  $4               $1-1/2
              Third Quarter                                   $1-7/8           $1
              Fourth Quarter                                  $3-1/2           $1-11/16

1996

              First Quarter                                   $3-3/8           $2-5/16
              Second Quarter                                  $4-1/2           $2-1/2
              Third Quarter                                   $4               $2-1/2
              Fourth Quarter                                  $2-3/4           $1-11/16

1997

              First Quarter                                   $2-7/16          $1-1/4
              Second Quarter                                  $1-41/64         $0-13/6
              Third Quarter                                   $1-7/8           $0-5/8
              Fourth Quarter                                  $0-30/32         $0-14/32


         On February 23, 1998, the last day of trading activity before the public announcement of the execution of the Merger Agreement, the high and low sales prices per share of the Company Common Stock as reported on the OTB Bulletin Board were $1.1875 and $1.1875, respectively. Share prices are as reported on the OTB Bulletin Board based on published financial sources. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.


                REQUIRED VOTE; WRITTEN CONSENT IN LIEU OF MEETING

         The FBCA and the Company's Article of Incorporation provide that the adoption of any plan of merger by the Company requires the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding share of the Company Common Stock entitled to vote thereon and 66 2/3% of the aggregate votes entitled to be cast by the holders of the Company Preferred Stock. The Board of Directors of the Company has authorized and approved the Merger Agreement and the Merger. AES has a controlling voting interest in the Company by virtue of its ownership of and right to vote 5,786,570 shares of Company Common Stock, or approximately 65% of the outstanding shares of Company Common Stock, and 368,815 shares of the Company Preferred Stock, or 100% of the outstanding shares of Company Preferred Stock. On April 3, 1998, AES, as the record and beneficial owner of 5,786,570 shares of Company Common Stock, or approximately 65% of the outstanding shares of Company Common Stock, and 100% of the outstanding shares of Company Preferred Stock, executed a written consent in favor of the approval and adoption of the Merger Agreement (the "Stockholder's Consent"). Pursuant to Section 607.1103 of the FBCA and the Company's Articles of Incorporation, no additional approval by Company stockholders is required with respect to the Merger Agreement.


                               DISSENTERS' RIGHTS

         Holders of shares of the Company's stock are entitled to dissenters' rights in accordance with Sections 607.1301, 607.1302 and 607.1320 of the FBCA (which is reproduced in full in Appendix C hereto). Such dissenters' rights, if the statutory procedures are complied with, would result in a determination of the "fair value" of the shares of the Company's stock ("Shares") owned by such holders, to be paid upon the amount determined to be the fair value.

         No provision has been made by the Company, to allow access to the Company's files by unaffiliated stockholders or to obtain counsel or appraisal services at the expense of the Company.

THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO DISSENTERS RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. THIS SUMMARY AND APPENDIX C SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTERS' RIGHTS.

         Any stockholder entitled to dissenters' rights may, within 20 days after the date of mailing of this Information Statement, file with the Company a notice of his or her election to dissent. Such notice must inform the Company of the Stockholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. A stockholder who elects to exercise dissenters' rights must mail or deliver such stockholder's written notice of election to dissent to the President of the Company at 755 West Brandon Boulevard, Brandon, Florida 33511.

         A notice of election to dissent must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the stockholder's Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such notice of election to dissent must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such notice of election to dissent must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notice of election to dissent for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in electing to dissent, such person is acting as agent for the record owner.

         Upon filing a notice of election to dissent in compliance with the requirements of the FBCA, a stockholder will not be entitled to vote for any purpose the Shares subject to such notice or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the date of filing the notice.

         A notice of election to dissent may be withdrawn in writing by the stockholder at any time before an offer is made by the Company to pay for his or her Shares. After such an offer is made, no such notice of election may be withdrawn unless the Company consents thereto.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTIONS 607.1301, 607.1302 AND
607.1320 OF THE FBCA FOR EXERCISING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.


                                   THE MERGER

         BACKGROUND TO THE MERGER. In early November, 1997, AES approached the Company about a possible combination of AES and the Company. Preliminary discussions between the parties ensued and AES indicated it had a serious interest in pursuing the combination of the Company and AES.

         There were no additional or further discussions between the Company and AES between November 1997 and February 1, 1998. On February 1, 1998 negotiations and discussions with AES were resumed.

         On February 2, 1998, a Letter of Intent to merge was entered into between AES and the Company wherein, among other things, the parties agreed to keep confidential all technical, financial and other information received by each of them concerning the other's operations. Thereafter the Company was given certain confidential information concerning AES' business which it used to value AES and to formulate an offer to acquire AES. Site visits to Company facilities and AES facilities were also conducted.

         Between February 2, 1998 and February 20, 1998, the parties held several meetings for purposes of negotiations and discussions. At a meeting on February 20, 1998, the terms of the

Merger Agreement were negotiated in final form and discussions concerning due diligence, document preparation and various legal issues were concluded. On February 24, 1998 it was publicly announced that a definitive agreement to merge has been entered into.

         On March 17, 1998, pursuant to further discussions and consultations the Company and AES executed a First Amendment to the Merger Agreement to memorialize and set forth their mutual agreement on matters pertaining to, among other things, the issuance of Company Common Stock to AES and the timing of the stock combination transaction provided for in the Merger Agreement.

         Special meetings of the Boards of Directors of the Company and of AES were held on April 2, 1998. At those meetings the Merger and the terms of the Merger Agreement were unanimously approved by the respective Boards of Directors after presentations by their respective management. The Stockholder's Consent was executed on April 3, 1998.

         RECOMMENDATION OF BOARD. Prior to recommending the Merger, management of the Company held negotiations and discussions with another company that was apparently interested in merging with the Company. Those negotiations and discussions proved fruitless and were therefore terminated. Management believed and recommended to the Board that the transaction with AES represented the most advantageous opportunity for the stockholders of the Company.

         The Boards of Directors of the Company and AES in connection with the actions taken to approve the Merger considered a number of factors, including the following:

                  (I) FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OF THE COMPANY. The Board of the Company considered the financial condition, results of operations, business and prospects of the Company, including its prospects if it were to remain independent. If considered the Company's current strategic plan, including the costs of such plan and the risks for the Company involved in its implementation. The Board and also considered the highly competitive environment in which the Company operates.

                  (II) OTHER POTENTIAL TRANSACTIONS. The Board of the Company also considered the fact that no other offers under the favorable terms and conditions agreed to by AES had been received. Although a prior party expressed interest in considering the possibility of acquiring the Company that acquisition did not materialize.

                  (III) HISTORICAL STOCK PRICE PERFORMANCE. The Board of the Company reviewed the historical stock price performance of the Company and noted that the successful consummation of the Merger may have a positive effect on the price of the Company Common Stock.

                  (iv) TERMS AND CONDITIONS OF THE MERGER. The Board of the Company also considered the terms and conditions of the Merger Agreement including the fact that each officer and director of AES will be required to execute and deliver to the Company the form of Letter of Representations, Warranties and Covenants attached to the Merger Agreement as APPENDIX V.

                  (v) OTHER CONSIDERATIONS. The Board of the Company also considered the financial ability of AES to consummate the Merger. They also considered the possible impact of the Merger and of alternatives thereto on the Company's business and prospects.

         The foregoing discussion of the information and factors considered and given weight by the Board of Directors of the Company is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the Merger, they did not find its practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination. In addition, individual members of the Board of the Company may have given different weights to different factors.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER.

                  INDEMNIFICATION. There are no provisions in the Merger Agreement requiring the Company, as the surviving corporation, to indemnify and hold harmless the present and former officers and directors of AES in respect of any of their acts or omissions occurring prior to the Effective Time. However, the FBCA permits a company to indemnify its officers and directors under certain specified circumstances and also requires such indemnification under specified circumstances. The Bylaws of AES, which will become the Bylaws of the surviving company, also contain provisions providing for mandatory indemnification of officers and directors in certain circumstances. Pursuant to these Bylaws, the Company will be expected to indemnify and hold harmless the present and former officers and directors of the Company in respect of any of their acts or omissions occurring prior to the Effective Time.

         CONFIDENTIALITY. The Letter of Intent and Merger Agreement requires the parties thereto to keep confidential all technical, financial, operational, and other proprietary information received from the other, regarding their respective businesses, in connection with their preparation for and consummation of the Merger.

         ACCOUNTING TREATMENT OF THE MERGER. The Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price for the Company will be allocated to the identifiable assets and liabilities of the Company and its subsidiaries based on their respective fair values.

         REGULATORY MATTERS. To the best of the parties' knowledge, federal or state regulatory approval is not required for the Merger.

                              THE MERGER AGREEMENT

         The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text thereof, which is attached hereto as Appendix A. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

         CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction on or prior to the Merger becoming effective (the "Effective Time") of the following conditions: (1) the Merger Agreement shall have been adopted by the stockholders of the Company in accordance with Florida law, (2) all actions by or in respect of or fillings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been obtained, and (3) the performance by the parties in all material respects of their respective obligations under the Merger Agreement prior to the Effective Time and the truth in all material respects of the parties' representations and warranties at the Effective Time. The condition set forth in clause (1) above has been satisfied by the execution of the Stockholder's Consent by AES, the holder of 65% of the Company Common Stock, and 100% of the Company Preferred Stock.

         In addition, the obligations of AES and the Company to effect the Merger are subject to the satisfaction of the further following conditions: (1) no action shall be instituted or pending by anyone before a court or any other governmental agency or body challenging the Merger in any way or seeking to restrain or prohibit AES' merger with and into the Company or to restrain or prohibit the stockholders of AES from acquiring shares of Company Stock, (2) each of the directors and officers of AES shall have executed and delivered the Letter of Representations, Warrants and Covenants in the form attached to Appendix A hereto, and (3) AES and the Company shall have completed, to their respective satisfaction, due diligence examination of each other's sites, properties, books, records and financial and operating data.

         TERMINATION OF THE MERGER AGREEMENT. The merger agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company: (i) by mutual consent of the boards of directors of the Company and AES; (ii) by AES (acting through its board of directors) if the transactions contemplated by the Merger Agreement to take place at the Closing shall not have been consummated by August 1, 1998, unless the failure of such transactions to be consummated is due to the willful failure of AES to perform any of its obligations under the Merger Agreement to the extent required to be performed by it prior to or on the Closing Date; or (iii) by AES (acting through its board of directors) on the one hand, or by the Company (acting through its board of directors), on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained in the Merger Agreement, and the curing of such default shall not have been made within 30 days after notice of the default is given. In the event the Merger Agreement is terminated as described in this paragraph, the Merger Agreement shall forthwith become void and of no effect with no liability on the part of any party to the Merger Agreement, except with respect to certain specified provisions (including the provisions as to confidentiality, indemnification, and the provisions described below under Fees and Expenses) which survive the termination. Termination of the Merger Agreement in accordance with the provisions specified in this paragraph does not release any party from any liability for any willful breach by such party of the terms and provisions of the Merger Agreement.

         FEES AND EXPENSES. The Merger Agreement provides that all costs and expenses in connection with the Merger Agreement and the transaction contemplated by the Merger Agreement shall be paid by the party incurring such cost and expense, whether or not the Merger is consummated. Neither the Company nor AES is paying a fee to an investment banker, broker or other entity in connection with the Merger.

         CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that the Company will conduct its business in the ordinary course consistent with past practice. The Merger Agreement further provides that, during the period from the date of the Merger Agreement to the Effective Time of the Merger, the Company will not, without the prior consent of AES:

         (i) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business, consistent with past practice or involves an amount not in excess of $5,000, including contracts to provide services to customers;

         (ii) increase the compensation payable or to become payable to any officer, director, stockholder, employee or agent, or make any bonus or management fee payment to any such person, except for obligations under existing contracts or arrangements;

         (iii) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

         (iv) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

         (v) negotiate for the acquisition of any business or the start-up of any new business;

         (vi) merge or consolidate or agree to merge or consolidate with or into any other corporation;

         (vii) waive any of its material rights or claims, provided that may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

         (viii) commit a material breach or amend or terminate any of its material agreements, permits, licenses or other rights;

         (ix) enter into any other transaction (1) that is not negotiated at arm's length with a third party not affiliated with the Company, AES, their respective subsidiaries, or any officer, director or stockholder of the Company, AES, or their respective subsidiaries, as the case may be, or (2) outside the ordinary course of business; or

         (x) permit any alteration or change in the structure of the capital stock owned by its shareholders (except that the Company shall be allowed to effect the transactions provided for in the Merger Agreement without being in violation of this provision).


         BOARD OF DIRECTORS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law the directors of the Company at the Effective Time shall be the directors of the Company as the Surviving Corporation. Since the date of execution of the Merger Agreement, Mr. Charles Broes, the current CEO of AES, and Mr. C. Nucklos, Ph.D., have been elected to the Company's Board.


                           SOURCE AND AMOUNT OF FUNDS

         The total amount of funds required to pay fees and expenses related to the Merger is estimated to be approximately $100,000.00. The source of such funds will be a portion of the $2,000,000 in cash and marketable securities received from AES in consideration for the Company's sale of 500,000 shares of Company Preferred Stock to AES.


            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information, as of March 31, 1998, regarding the beneficial ownership of shares of Company Common Stock and Company Preferred Stock owned by each person known to the Company to own beneficially more than five percent (5%) of the outstanding shares ("Five Percent Stockholders"). The information with respect to the holdings of Five Percent Stockholders is derived solely from the Company's review of Schedules 13D on file with the Commission; from correspondence received from and telephone conversations with such stockholders; and correspondence from the Company's Transfer Agent.

Title of              Name and Address                                                     Number of          Percentage
 Class               of Beneficial Owner                                                    Shares             of Class
 -----               -------------------                                                    ------             --------
Common               American Enterprise Solutions, Inc.                                   5,786,570             65.2%
                     6313 Johns Road, Suite 201
                     Tampa, FL  33634

Common               Jugal Tanaja                                                          1,135,000             12.8%
                     7270 Sawgrass Point Drive
                     Pinellas Park, FL  33782

Common               Curtis L. Alliston                                                      622,000              7.0%
                     755 West Brandon Blvd.
                     Brandon, FL  33511

Preferred            American Enterprise Solutions, Inc.                                     368,815              100%
                     6313 Johns Road, Suite 201
                     Tampa, FL  33634

         The following table sets forth certain information, as of March 31, 1998, with respect to the Company Common Stock and Company Preferred Stock beneficially owned by all Directors of the Company, each of the executive officers of the Company and the Company's directors and executive officers as a group:


                                                                          Amount and Nature                Percentage
       Name                          Title of Class                    of Beneficial Ownership              of Class
       ----                          --------------                    -----------------------              --------
Curtis L. Alliston                   Common                                 622,000 Direct                    7.0%
Charles Broes                                                                     0                             0
Charles Nucklos,Ph.D                                                              0                             0

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the web site that the Commission maintains at http://www.sec.gov. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following document heretofore filed by the Company under the Exchange Act with the Commission is incorporated herein by reference:

         The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

         The Company's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1997, June 30, 1997, and September 30, 1997, respectively.

         The Company will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to National Diagnostics, Inc., Attn: The President, 755 West Brandon Boulevard, Brandon, Florida 33511.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the Effective Time shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

                                   APPENDIX A



================================================================================


                                MERGER AGREEMENT


                   dated as of the 23rd day of February, 1998

                                 by and between


                           NATIONAL DIAGNOSTICS, INC.,
                             a Florida corporation,

                                       and

                      AMERICAN ENTERPRISE SOLUTIONS, INC.,
                             a Florida corporation,


================================================================================

                                TABLE OF CONTENTS


1.       THE MERGER....................................................................................A-1
         1.1      DELIVERY AND FILING OF CERTIFICATE OF MERGER.........................................A-1
         1.2      EFFECTIVE TIME OF THE MERGER.........................................................A-1
         1.3      CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF
                  SURVIVING CORPORATION................................................................A-1
         1.4      CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF AES AND
                  NDI..................................................................................A-2
         1.5      EFFECT OF MERGER.....................................................................A-2

2.       CONVERSION OF STOCK...........................................................................A-3
         2.1      MANNER OF CONVERSION.................................................................A-3
         2.2      CONSIDERATION........................................................................A-3

3.       DELIVERY OF SHARES............................................................................A-4
         3.1      SURRENDER OF CERTIFICATES REPRESENTING AES STOCK.....................................A-4
         3.2      DELIVERY BY AES STOCKHOLDERS TO NDI..................................................A-5
         3.3      DELIVERY BY NDI TO AES STOCKHOLDERS..................................................A-5

4.       CLOSING.......................................................................................A-5
         4.1      PLACE AND DATE OF CLOSING............................................................A-5
         4.2      CLOSING DELIVERIES...................................................................A-5

5.       REPRESENTATIONS AND WARRANTIES OF AES.........................................................A-6
         5.1      DUE ORGANIZATION.....................................................................A-6
         5.2      AUTHORIZATION; VALIDITY..............................................................A-6
         5.3      CAPITAL STOCK OF AES.................................................................A-6
         5.4      TRANSACTIONS IN CAPITAL STOCK, ACCOUNTING TREATMENT..................................A-7
         5.5      NO BONUS SHARES......................................................................A-7
         5.6      AES SUBSIDIARIES.....................................................................A-7
         5.7      PREDECESSOR STATUS; ETC..............................................................A-7
         5.8      SPIN-OFF BY AES......................................................................A-7
         5.9      FINANCIAL STATEMENTS.................................................................A-7
         5.10     LIABILITIES AND OBLIGATIONS..........................................................A-8
         5.11     ACCOUNTS AND NOTES RECEIVABLE........................................................A-9
         5.12     PERMITS AND INTANGIBLES..............................................................A-9
         5.13     ENVIRONMENTAL MATTERS................................................................A-9
         5.14     REAL AND PERSONAL PROPERTY..........................................................A-10
         5.15     SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS...........................A-11
         5.16     TITLE TO REAL PROPERTY..............................................................A-11
         5.17     INSURANCE...........................................................................A-11
         5.18     COMPENSATION; EMPLOYMENT AGREEMENTS.................................................A-12

         5.19     EMPLOYEE BENEFIT PLANS..............................................................A-12
         5.20     CONFORMITY WITH LAW; LITIGATION.....................................................A-13
         5.21     TAXES...............................................................................A-13
         5.22     NO VIOLATION........................................................................A-14
         5.23     GOVERNMENT CONTRACTS................................................................A-14
         5.24     ABSENCE OF CHANGES..................................................................A-14
         5.25     DEPOSIT ACCOUNTS; POWERS OF ATTORNEY................................................A-15
         5.26     VALIDITY OF OBLIGATIONS.............................................................A-16
         5.27     RELATIONS WITH GOVERNMENTS..........................................................A-16
         5.28     DISCLOSURE..........................................................................A-16
         5.29     BOARD APPROVAL......................................................................A-16

6.       REPRESENTATIONS AND WARRANTIES OF NDI........................................................A-16
         6.1      DUE ORGANIZATION....................................................................A-16
         6.2      AUTHORIZATION; VALIDITY.............................................................A-17
         6.3      CAPITAL STOCK OF NDI................................................................A-17
         6.4      TRANSACTIONS IN CAPITAL STOCK, ACCOUNTING TREATMENT.................................A-17
         6.5      NO BONUS SHARES.....................................................................A-17
         6.6      NDI SUBSIDIARIES....................................................................A-17
         6.7      PREDECESSOR STATUS; ETC.............................................................A-18
         6.8      SPIN-OFF BY NDI.....................................................................A-18
         6.9      FINANCIAL STATEMENTS; SECURITIES FILINGS............................................A-18
         6.10     LIABILITIES AND OBLIGATIONS.........................................................A-18
         6.11     ACCOUNTS AND NOTES RECEIVABLE.......................................................A-19
         6.12     PERMITS AND INTANGIBLES.............................................................A-20
         6.13     ENVIRONMENTAL MATTERS...............................................................A-20
         6.14     REAL AND PERSONAL PROPERTY..........................................................A-21
         6.15     SIGNIFICANT CUSTOMERS; NDI MATERIAL CONTRACTS AND COMMITMENTS.......................A-22
         6.16     TITLE TO REAL PROPERTY..............................................................A-22
         6.17     INSURANCE...........................................................................A-22
         6.18     COMPENSATION; EMPLOYMENT AGREEMENTS.................................................A-22
         6.19     EMPLOYEE BENEFIT PLANS..............................................................A-23
         6.20     CONFORMITY WITH LAW; LITIGATION.....................................................A-23
         6.21     TAXES...............................................................................A-24
         6.22     NO VIOLATION........................................................................A-24
         6.23     GOVERNMENT CONTRACTS................................................................A-25
         6.24     ABSENCE OF CHANGES..................................................................A-25
         6.25     DEPOSIT ACCOUNTS; POWERS OF ATTORNEY................................................A-26
         6.26     VALIDITY OF OBLIGATIONS.............................................................A-27
         6.27     RELATIONS WITH GOVERNMENTS..........................................................A-27
         6.28     DISCLOSURE..........................................................................A-27
         6.29     BOARD APPROVAL......................................................................A-27

7.       COVENANTS PRIOR TO CLOSING...................................................................A-27

         7.1      ACCESS AND COOPERATION; DUE DILIGENCE...............................................A-27
         7.2      CONDUCT OF BUSINESS PENDING CLOSING; SECURITIES FILINGS AND OTHER
                  OBLIGATIONS.........................................................................A-28
         7.3      PROHIBITED ACTIVITIES...............................................................A-29
         7.4      NOTICE TO BARGAINING AGENTS.........................................................A-32
         7.5      NOTIFICATION OF CERTAIN MATTERS.....................................................A-32
         7.6      AMENDMENT OF SCHEDULES..............................................................A-32
         7.7      COOPERATION IN OBTAINING REQUIRED CONSENTS AND APPROVALS............................A-33

8.                CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS
                  AND AES.............................................................................A-34
         8.1      REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS..........................A-34
         8.2      NO LITIGATION.......................................................................A-34
         8.3      REVERSE STOCK SPLIT/AUTHORIZATION OF ADDITIONAL NDI COMMON
                  STOCK...............................................................................A-34
         8.4      NO MATERIAL ADVERSE CHANGE..........................................................A-34
         8.5      OPINION OF COUNSEL..................................................................A-34
         8.6      CONSENTS AND APPROVALS..............................................................A-34
         8.7      CERTIFICATES........................................................................A-35
         8.8      EXAMINATION OF FINANCIAL STATEMENTS.................................................A-35
         8.9      REGISTRATION OF NDI COMMON STOCK TO BE ISSUED TO AES
                  STOCKHOLDERS........................................................................A-35
         8.10     SHAREHOLDER APPROVAL................................................................A-35
         8.11     DISSENTERS..........................................................................A-35

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF NDI...................................................A-36
         9.1      REPRESENTATIONS AND WARRANTIES: PERFORMANCE OF OBLIGATIONS..........................A-36
         9.2      OPINION OF COUNSEL..................................................................A-36
         9.3      CERTIFICATES........................................................................A-36
         9.4      SHAREHOLDER APPROVAL................................................................A-36
         9.5      REPRESENTATIONS, WARRANTIES AND COVENANTS OF AES DIRECTORS AND
                  OFFICERS............................................................................A-36

10.      INDEMNIFICATION..............................................................................A-37
         10.1     INDEMNIFICATION BY AES DIRECTORS AND OFFICERS.......................................A-37
         10.2     INDEMNIFICATION BY NDI..............................................................A-37
         10.3     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PLEDGES OF
                  INDEMNIFICATION.....................................................................A-37
         10.4     THIRD PERSON CLAIMS.................................................................A-38
         10.5     REMEDY..............................................................................A-39

11.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION....................................................A-39
         11.1     AES' OFFICERS AND DIRECTORS.........................................................A-39
         11.2     NDI.................................................................................A-39

         11.3     DAMAGES.............................................................................A-40
         11.4     SURVIVAL............................................................................A-40

12.      FEDERAL SECURITIES ACT REPRESENTATIONS.......................................................A-40

13.      GENERAL......................................................................................A-40
         13.1     TERMINATION.........................................................................A-40
         13.2     COOPERATION.........................................................................A-41
         13.3     SUCCESSORS AND ASSIGNS..............................................................A-41
         13.4     ENTIRE AGREEMENT....................................................................A-41
         13.5     COUNTERPARTS........................................................................A-41
         13.6     BROKERS AND AGENTS..................................................................A-42
         13.7     EXPENSES............................................................................A-42
         13.8     NOTICES.............................................................................A-42
         13.9     GOVERNING LAW.......................................................................A-43
         13.10    EXERCISE OF RIGHTS AND REMEDIES.....................................................A-43
         13.11    TIME................................................................................A-44
         13.12    REFORMATION AND SEVERABILITY........................................................A-44
         13.13    NO THIRD PARTY BENEFICIARIES........................................................A-44
         13.14    TAX FREE MERGER.....................................................................A-44

                                MERGER AGREEMENT


         THIS MERGER AGREEMENT (the "Agreement") is made as of the _______ day of February, 1998, by and between NATIONAL DIAGNOSTICS, INC., a Florida corporation ("NDI") and AMERICAN ENTERPRISE SOLUTIONS, INC., a Florida corporation ("AES").

         WHEREAS, the respective Boards of Directors of NDI and AES (which together are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that AES merge with and into NDI pursuant to this Agreement and the applicable provisions of the laws of the State of Florida, such transaction sometimes being herein called the "Merger;" and

         WHEREAS, the parties hereto intend that this transaction and the Merger be treated, for tax purposes, as a tax free reorganization.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       THE MERGER

                  1.1 DELIVERY AND FILING OF CERTIFICATE OF MERGER. The Constituent Corporations will cause Articles of Merger with respect to the Merger to be signed and delivered to the Secretary of State of the State of Florida in accordance with the requirements of Section 607.1105 of the Florida Statutes.

                  1.2 EFFECTIVE TIME OF THE MERGER. The "Effective Time of the Merger" shall be the date of filing the requisite Articles of Merger with the Florida Secretary of State. At the Effective Time of the Merger, the separate existence of AES shall cease. NDI shall be the surviving party in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation". The Merger will be effected in a single transaction.

                  1.3 CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION. At the Effective Time of the Merger:

                           (i) the Articles of Incorporation of NDI shall be the Articles of Incorporation of the Surviving Corporation until changed as provided by law; provided that immediately prior to the Closing (as herein defined), AES shall change its name and NDI shall change its name to American Enterprise Solutions, Inc.

                           (ii) the By-laws of AES shall be the By-laws of the Surviving Corporation until they shall thereafter be duly amended;

                           (iii) the Board of Directors of the Surviving Corporation shall consist of the following persons:

         Benedict S. Maniscalco, M.D.                 Anthony Maniscalco
         Charles Broes                                Ron Pion, M.D.
         Dr. Frederick Iezzi                          Jody Simon
         Ernest N. Burson, III

         The Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the laws of the State of Florida and of the Articles of Incorporation and By-laws of the Surviving Corporation.

                           (iv) the officers of the Surviving Corporation shall be as follows:

                  CEO                                  Charles Broes
                  President                            Ernest N. Burson, III
                  Secretary                            Charles Broes
                  Assistant Secretary                  Joy Stritikus
                  Treasurer                            Charles Broes

         Each officer of the Surviving Corporation shall serve until his or her successor is elected and qualified in accordance with the By-laws of the Surviving Corporation.

                  1.4 CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF AES AND NDI. The respective designations and numbers of outstanding shares and voting rights of the outstanding capital stock of AES and NDI as of the date of this Agreement are as follows:

                           (i) the authorized capital stock of AES ("AES Stock") is 100,000,000 shares of AES common stock, $0.0001 par value per share, of which 10,670,513 are currently issued and outstanding; and

                           (ii)     the authorized capital stock of NDI is:

                                    A.       9,000,000 shares of common stock,
                                             no par value ("NDI Common Stock"),
                                             of which 3,093,430 shares are
                                             currently issued and outstanding;

                                    B.       1,000,000 shares of preferred
                                             stock, no par value ("NDI Preferred
                                             Stock"), none of which are
                                             currently issued and outstanding.

                  1.5 EFFECT OF MERGER. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the Florida Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the

Merger (i) all the rights, privileges, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to AES shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Corporation, as they were of AES, and
(ii) all debts, liabilities, duties and obligations of AES shall become the debts, liabilities and duties of the Surviving Corporation and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of AES and neither the rights of creditors nor any liens upon the property of AES shall be impaired by the Merger, and such rights and liens shall be enforced against the Surviving Corporation.

         2.       CONVERSION OF STOCK

                  2.1 MANNER OF CONVERSION. As a consequence of the Merger, the issued and outstanding AES Stock will be converted into NDI Common Stock. The manner of converting the shares of AES Stock into shares of NDI Common Stock shall be as follow: As of the Effective Time of the Merger, all of the shares of AES Stock issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be deemed to represent that number of shares of NDI Common Stock determined pursuant to Section 2.2 (ii) (B) below; and

         All NDI Common Stock received by the stockholders of AES (collectively the "AES STOCKHOLDERS") as of the Effective Time of the Merger shall have the same voting, liquidation and other rights as all the other shares of outstanding NDI Common Stock.

                  2.2      CONSIDERATION.

                           (i) AES STOCKHOLDERS will own, in the aggregate, 87.7% of the issued and outstanding NDI Common Stock immediately after consummation of the Merger. Each AES STOCKHOLDER shall be entitled to receive such number of shares of NDI Common Stock as set forth in Annex II attached hereto.

                           (ii)     To facilitate consummation of the
                                    transactions provided for herein, and as a condition to the Closing, NDI shall have:

                                    A.       Effected a 2.0670422 to 1 reverse
                                             stock split of the 3,093,430 shares
                                             of currently issued and outstanding
                                             NDI Common Stock, so that NDI
                                             shareholders will own an aggregate
                                             of 1,496,549 shares of NDI Common
                                             Stock immediately after the reverse
                                             stock split and also immediately
                                             upon and after the consummation of
                                             the

                                             Merger; said aggregate amount of
                                             NDI Common Stock being equal to
                                             12.3% of the issued and outstanding
                                             NDI Common Stock immediately after
                                             consummation of the Merger; and

                                    B.       Authorized the issuance of an
                                             aggregate of 10,670,513 shares of
                                             NDI Common Stock for the pro rata
                                             distribution to the AES
                                             STOCKHOLDERS as set forth on Annex
                                             II attached hereto; said aggregate
                                             amount of NDI Common Stock being
                                             equal to 87.7% of the issued and
                                             outstanding NDI Common Stock
                                             immediately after consummation of
                                             the Merger. Each share of AES Stock
                                             shall be converted into one (1)
                                             share of NDI Common Stock as a
                                             result of the Merger; provided,
                                             however, that if AES issues
                                             additional AES Stock prior to the
                                             Closing (as that term is herein
                                             defined), each share of AES Stock
                                             will be converted into the number
                                             of shares of NDI Common Stock
                                             calculated by multiplying 1 by a
                                             fraction, the numerator of which is
                                             10,670,513 and the denominator of
                                             which is the number of shares of
                                             AES Stock then outstanding; and the
                                             NDI shareholders will hold 12.3% of
                                             the NDI Common Stock immediately
                                             after the Merger.

         3.       DELIVERY OF SHARES.

                  3.1 SURRENDER OF CERTIFICATES REPRESENTING AES STOCK. At the Closing, as defined in section 4 below:

                      (i) Subject to Section 4.2(b), the AES STOCKHOLDERS, as the holders of all certificates representing all issued and outstanding shares of AES Stock, shall, upon surrender of such certificates, be entitled to receive the number of shares of NDI Common Stock pursuant to Section 2.2 above, all in accordance with their pro rata shares (as set forth in Annex II hereto); and

                      (ii) Until the certificates representing AES Stock have been surrendered by the AES STOCKHOLDERS and replaced by certificates representing NDI Common Stock, the certificates for AES Stock shall, for all corporate purposes be deemed to evidence the right to receive shares of NDI Common Stock, as set forth in Section 2.2.

                  3.2 DELIVERY BY AES STOCKHOLDERS TO NDI. The AES STOCKHOLDERS shall deliver to NDI at Closing or as soon thereafter as is practicable, the certificates representing AES Stock, duly endorsed in blank by the AES STOCKHOLDERS, or accompanied by blank stock powers, (with signature guaranteed if so required by NDI) and with all necessary transfer tax and other revenue stamps, acquired at AES' expense or the AES STOCKHOLDERS' expense, affixed and canceled. The AES STOCKHOLDERS shall promptly cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such AES Stock or with respect to the stock powers accompanying any AES Stock.

                  3.3 DELIVERY BY NDI TO AES STOCKHOLDERS. NDI shall deliver to the AES STOCKHOLDERS, at Closing or upon tender of the AES Stock, certificates for shares of NDI Common Stock pursuant to Section 2.2 above.

         4.       CLOSING

                  4.1 PLACE AND DATE OF CLOSING. Delivery of the stock certificates referred to in Section 3 above, and consummation of the other transactions contemplated by this Agreement (hereinafter referred to as the "Closing") shall take place at the offices of Foley & Lardner, 100 North Tampa Street, Suite 2700, Tampa, FL (or at such other location as may be agreed upon by AES and NDI) on July 31, 1998, or as soon as practicable after all conditions to Closing shall have been satisfied or waived, or at such other time and date as NDI and AES may mutually agree, which date shall be referred to as the "Closing Date."

                  4.2 CLOSING DELIVERIES.

                      (a) At the Closing, each AES STOCKHOLDER shall deliver to NDI, free and clear of all pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind, the certificates for AES Stock pursuant to Section 3 hereof.

                      (b) At the Closing NDI shall deliver to the AES STOCKHOLDERS, free and clear of all pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind, the certificates for the NDI Common Stock pursuant to Section 3 hereof. The number of shares of NDI Common Stock issued to the AES STOCKHOLDERS, as a group, pursuant to the Merger shall be equal to 87.7% of the outstanding capital stock of NDI immediately following the Merger.

                      (c) At the Closing, AES shall make available to NDI the written resignations of all the directors and officers of AES effective as of the Closing except for such directors and officers as are provided in Section
1.3 above, and shall cause to be made available to NDI all minute books, stock record books, books of account, corporate seals, leases, contracts, agreements, securities, bank, checking and money market accounts, other investments, deposits, customer and subscriber lists, files and other documents, instruments and papers belonging to AES and shall cause full possession and control of all of the assets and properties of every kind and nature, tangible and intangible, of AES and of all other things and matters pertaining to the operation of the business of AES to be transferred and delivered to NDI . At the Closing, AES shall also deliver to NDI and NDI shall deliver to AES, the certificates, opinions and other instruments and documents referred to in Sections 8 and 9 hereof, respectively.

         5.       REPRESENTATIONS AND WARRANTIES OF AES

                  AES represents and warrants to NDI as follows:

                  5.1 DUE ORGANIZATION. Each of AES and the subsidiaries of AES identified in Schedule 5.6 hereto (the "AES Subsidiaries") is a corporation duly organized, validly existing and is in good standing under the laws of its jurisdiction of incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of AES and the AES Subsidiaries taken as a whole (a "Material Adverse Effect"). Schedule 5.1 hereto contains a list of all jurisdictions in which AES and each AES Subsidiary is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended, of AES and each AES Subsidiary are attached hereto as part of Schedule 5. 1. Such Articles of Incorporation and By-laws are referred to herein as the "AES Charter Documents." The minute books of AES and each AES Subsidiary as heretofore made available to NDI (and as shall be delivered to NDI at Closing) are correct and complete in all material respects.

                  5.2 AUTHORIZATION; VALIDITY. The representatives of AES executing this Agreement have the corporate power and authority to enter into and bind AES to the terms of this Agreement. AES has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by AES and the performance by AES of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of AES and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of AES enforceable in accordance with its terms.

                  5.3 CAPITAL STOCK OF AES. The authorized capital stock of AES is as set forth in Section 1.4(i) hereof. All of the issued and outstanding shares of the capital stock of AES have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the AES STOCKHOLDERS in the amounts set forth in Annex I hereto free and clear of all liens, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of AES were offered, issued, sold and delivered by AES in compliance with all applicable state and federal laws concerning the issuance of securities. There are no preemptive rights with respect to the AES stock.

                  5.4 TRANSACTIONS IN CAPITAL STOCK, ACCOUNTING TREATMENT. Except as set forth in Schedule 5.4 hereto, no option, warrant, call, conversion right or commitment of any kind exists which may obligate AES to issue any shares of capital stock. Except as set forth in Schedule 5.4 hereto, AES has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. The voting stock structure of AES and the AES

Subsidiaries has not been materially altered or changed in contemplation of the Merger. Except as provided in Schedule 5.4, the relative ownership of shares among any of the respective stockholders of AES and the AES Subsidiaries has not been materially altered or changed in contemplation of the Merger; provided, however, that AES may continue to issue stock in acquisition transactions between the date hereof and Closing.

                  5.5 NO BONUS SHARES. Except as set forth in Schedule 5.5 hereto, none of the shares of AES Stock was issued pursuant to awards, grants or bonuses.

                  5.6 AES SUBSIDIARIES. AES has no subsidiaries other than those listed on Schedule 5.6 hereto (previously defined as the AES Subsidiaries), and except as set forth on Schedule 5.6 hereto, AES does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity (other than the AES Subsidiaries), nor is AES, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity. Schedule 5.6 hereto lists the number of shares and class of authorized capital stock of the AES Subsidiaries, all of which shares are owned by AES free and clear of all liens, encumbrances and claims of every kind. Notwithstanding anything to the contrary herein contained, AES may continue to acquire other businesses and companies between the date hereof and the Closing Date.

                  5.7 PREDECESSOR STATUS; ETC. Set forth in Schedule 5.7 is a listing of all names of all predecessor companies of AES, including without limitation the names of any entities from whom AES has acquired material assets other than in the normal and ordinary course of business and consistent with past practice. Except as set forth in Schedule 5.7 hereto, AES has not at any time been a subsidiary or division of another corporation or a party to an acquisition which was later rescinded.

                  5.8 SPIN-OFF BY AES. There has not been any sale or spin-off of material assets of either AES, any AES Subsidiary or any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with AES ("Affiliates") within the preceding year.

                  5.9 FINANCIAL STATEMENTS. AES (i) has delivered to NDI (attached as Schedule 5.9 hereto) true, complete and correct copies of unaudited unconsolidated balance sheets of certain AES Subsidiaries as of December 31, 1997 (the end of their most recent completed fiscal year), and unaudited Statements of Income, Accumulated Deficit and Cash Flows for the same AES Subsidiaries for the same periods and will deliver to NDI as soon as practicable its own unaudited 1997 financial statements and those of its other subsidiaries (collectively, the "AES Financials").

               5.10 LIABILITIES AND OBLIGATIONS.

                  (a) Except as disclosed on Schedule 5.10 attached hereto, neither AES nor any AES Subsidiary is liable for or subject to any liabilities exceeding an aggregate amount of $500,000, except for:

                           (i) those liabilities reflected or to be reflected on the AES Financials and not heretofore paid or discharged;

                           (ii) those liabilities arising in the ordinary course of its business (which, in AES's case, consists of acquiring other businesses and companies) consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise;

                           (iii) those liabilities incurred in the ordinary course of business (which, in AES's case, consists of acquiring other businesses and companies) and either not required to be shown on the AES Financials or arising after the date thereof; and

                           (iv) those liabilities incurred during the routine operations of AES and consistent with past practice (which, in AES's case, consists of acquiring other businesses and companies), the amount of which can be determined only subsequent to the date of the AES Financials.

         For purposes of this Section 5.10 and Section 10 below, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

                  (b) AES has delivered to NDI, in the case of those liabilities which are not fixed, a reasonable estimate of the maximum amount which may be payable. For each such liability for which the amount is not fixed or is contested, AES has provided to NDI (i) a summary description of the liability together with (A) copies of all relevant documentation relating thereto, (B) amounts claimed and any other action or relief sought and (C) name of claimant,
(ii) all other parties to the claim, suit or proceeding and the name of each court or agency before which such claim, suit or proceeding is pending, and
(iii) the date such claim, suit or proceeding was instituted.

                  5.11 ACCOUNTS AND NOTES RECEIVABLE. AES has delivered to NDI an accurate list (attached as Schedule 5.11 hereto) of the accounts and notes receivable of AES and each AES Subsidiary as of a date not more than 90 business days prior to the date hereof (including without limitation receivables from and advances to employees and the AES STOCKHOLDERS). Prior to Closing, AES shall also update Schedule 5.11 and provide NDI with an accurate list of all accounts and notes receivable as of the end of the month preceding the month in which the Closing occurs. All lists of accounts and notes receivable shall show the aging of all accounts and notes receivable showing amounts due in 30-day aging categories. To the best knowledge of AES, except to the extent reflected on Schedule 5.11, such accounts and notes are collectible in the amount shown on Schedule 5.11, net of reserves reflected in the balance sheet as of the Date of the AES Financials.

                  5.12 PERMITS AND INTANGIBLES. To the best of their knowledge, each of AES and the AES Subsidiaries owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), title permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights, the absence of any of which could have a Material Adverse Effect (the "AES Material Permits"). AES has delivered to NDI an accurate list and summary description (attached as Schedule
5.12 hereto) of all AES Material Permits. To the knowledge of AES, the AES Material Permits are valid, and AES has not received any notice that any governmental authority intends to modify, cancel, terminate or not renew any AES Material Permit. AES and each AES Subsidiary has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the AES Material Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to AES or any AES Subsidiary by, any AES Material Permit.

                  5.13 ENVIRONMENTAL MATTERS.

                  (a) To the best of their knowledge, each of AES and the AES Subsidiaries has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), common laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it and its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws"), including without limitation Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are currently defined in any applicable Environmental Law), except to the extent that noncompliance with any Environmental Law, either singly or in the aggregate, does not and would not have a Material Adverse Effect;

                  (b) To the best of their knowledge, each of AES and the AES Subsidiaries has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by AES or any AES Subsidiary where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled, except to the extent that a failure to do so, either singly or in the aggregate, does not and would not have a Material Adverse Effect;

                  (c) There have been no releases or threats of releases (as defined in Environmental Laws) by AES or any of its subsidiaries at, from, in or on any property owned or operated by AES or any AES Subsidiary except as permitted by Environmental Laws or where such releases do not and would not have a Material Adverse Effect;

                  (d) To the best of their knowledge, each of AES and the AES Subsidiaries knows of no on-site or off-site location to which AES or any AES Subsidiary has transported or disposed of Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against AES, any AES Subsidiary, NDI or and NDI Subsidiary (as hereinafter defined) for any clean-up cost, remedial work, damage to natural resources or personal injury, including without limitation any claim under United States or Florida environmental statutes, as amended; and

                  (e) To the best of their knowledge, neither AES nor any AES Subsidiary has or will have any liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment, except to the extent that such liability does not and would not have a Material Adverse Effect.

                  5.14 REAL AND PERSONAL PROPERTY. AES has delivered to NDI an accurate list (attached as Schedule 5.14 hereto) of all owned and leased real property, all personal property included in "depreciable plant, property and equipment" on the AES Financials and all other personal property owned or leased by AES or any AES Subsidiary with a value in excess of $100,000 (i) as of the date of the AES Financials and (ii) acquired since the date of the AES Financials, including in each case true, complete and correct copies of leases for material equipment and all real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of AES and the AES Subsidiaries. All personal property, material machinery and equipment of AES and the AES Subsidiaries listed on Schedule 5.14 are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 5.14 are in full force and effect and constitute valid and binding agreements of AES or the AES Subsidiary and, to the knowledge of AES, the other parties thereto in accordance with their respective terms. All fixed assets used by AES or any AES Subsidiary that are material to the operation of their business are either owned by AES or the AES Subsidiary or leased under an agreement listed on Schedule 5.15. Schedule 5.14 includes without limitation true, complete and correct copies of all title reports and title insurance policies received or owned by AES or any AES Subsidiary that are still in effect. Schedule 5.14 also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of AES has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by AES or any AES Subsidiary would require additional material expenditures of capital.

                  5.15 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. Schedule 5.15 hereto contains an accurate list of (i) all significant customers (i.e. those customers representing 5% or more of AES's revenues for the 12 months ending on the date of the AES Financials, or who have paid to AES $100,000 or more in any of the past four fiscal quarters) and (ii) all material contracts, commitments, leases, instruments, agreements, licenses or permits to which AES or any AES Subsidiary is a party or by which it or its properties are bound (including without limitation contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) as of the date of the AES Financials and (ii) entered into since the date of the AES Financials (collectively, the "AES Material Contracts").
Schedule 5.15 hereto includes true, complete and correct copies of the AES Material Contracts. Except to the extent set forth on Schedule 5.15 hereto, (i) none of AES's significant customers have canceled or substantially reduced or, to the knowledge of AES are currently attempting or threatening to cancel or substantially reduce service, (ii) AES and the AES Subsidiaries have complied with all of their respective material commitments and obligations and are not in default under any of the AES Material Contracts and no notice of default has been received with respect to any thereof and (iii) there are no AES Material Contracts that were not negotiated at arm's length with third parties not affiliated with AES or any officer, director or AES STOCKHOLDER. AES is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employees of AES or any AES Subsidiary are represented by any labor union or covered by any collective bargaining agreement and, to the best of AES's knowledge, no campaign to establish such representation is in progress. There is no pending or, to the best of AES's knowledge, threatened labor dispute involving AES or any AES Subsidiary and any group of their employees nor has AES or any AES Subsidiary experienced any labor interruptions over the past year and AES considers its relationship with its employees to be good.

                  5.16 TITLE TO REAL PROPERTY. AES and each AES Subsidiary does not own any real property except as set forth on Schedule 5.16 hereto.

                  5.17 INSURANCE. AES has delivered to NDI an accurate list (attached as Schedule 5.17 hereto) as of the Date of the AES Financials of all insurance policies carried by AES and the AES Subsidiaries and all insurance loss runs or workmen's compensation claims received for the past policy year. Also attached to Schedule 5.17 are true, complete and correct copies of all current insurance policies, all of which are in full force and effect. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date.

                  5.18 COMPENSATION; EMPLOYMENT AGREEMENTS. AES has delivered to NDI an accurate list (attached as Schedule 5.18 hereto) showing all officers and directors of AES and each AES Subsidiary, and of all employees of AES and the AES Subsidiaries currently earning, on an annualized basis (including commissions) in excess of $150,000 per year (the "AES Key Employees"), listing all employment agreements with such officers, directors and AES Key Employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the date of the AES Financials and (ii) the date hereof. AES has provided to NDI true, complete and correct copies of all employment contracts, commitments and arrangements with persons listed on Schedule 5.18.

                  5.19 EMPLOYEE BENEFIT PLANS. All employee benefit plans, programs and policies (whether formal or informal, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by AES or any AES Subsidiary for the benefit of any current or former employee of AES or any AES Subsidiary or in which such employees are entitled to participate are listed in Schedule 5.19 (the "AES Benefit Plans"), and copies of all such written plans and policies, written descriptions of all such oral plans and policies, and all other documentation relating to such plans and policies have been delivered or made available to NDI. Except as disclosed on Schedule 5.19:

                       (i) each AES Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with the requirements of all applicable law;

                       (ii) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any AES Benefit Plan;

                       (iii) all required contributions to AES Benefit Plans have been made, and all benefits accrued under any unfunded AES Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP and AES and the AES Subsidiaries have performed all material obligations required to be performed under the AES Benefit Plans; and

                       (iv) no employee of AES or any AES Subsidiary is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employee, there are no pending or, to the knowledge of AES, threatened representation campaigns concerning union representation involving any employee or efforts of any labor union or organization (or representatives thereof) to organize any employees. If reasonably requested by NDI, AES will terminate any AES Benefit Plan substantially contemporaneously with the Closing.

                  5.20 CONFORMITY WITH LAW; LITIGATION. To the best of their knowledge, neither AES nor any AES Subsidiary has violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it, which violations in the aggregate would have a

Material Adverse Effect; and except to the extent set forth in Schedule 5.10, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of AES, threatened, against or affecting AES or any AES Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received.

                  5.21 TAXES. Except as set forth in Schedule 5.21, (i) AES and each AES Subsidiary has timely filed or will timely file all requisite federal, state and other Tax (as defined below) returns, reports and forms ("AES Returns") for all periods ended on or before the Closing Date; (ii) there are no examinations in progress or claims against AES for Taxes for any period or periods and no notice of any claim for Taxes, whether pending or threatened, has been received; (iii) the amounts shown as accruals for Taxes on the AES Financials are sufficient for the payment of all Taxes, whenever determined, for all fiscal periods ended on or before that date; (iv) AES and each AES Subsidiary has a taxable year ending on December 31 in each year; (v) AES and each AES Subsidiary currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past year; (vi) AES and each AES Subsidiary has paid or has fully accrued for all Taxes, whenever determined, with respect to periods ending on or before the Closing Date; and (vii) copies of (1) any Tax examinations, (2) extensions of statutory limitations for the collection or assessment of Taxes and (3) the AES Returns for the last three (3) fiscal years are included as part of Schedule
5.21. If AES has undergone a sales tax audit with the Florida Department of Revenue within the last year, in regard to that audit, AES specifically represents that it has paid all amounts due and has no further liability whatsoever in regard to said audit or any other sales tax matters and, further, that no additional sales tax is due in connection with any reclassification of any assets of AES.

                  Upon the request of NDI, AES shall provide NDI copies of all AES Returns other than those previously provided pursuant to clause (vii)(3) of the preceding sentence.

                  For purposes of this Agreement, the term "Tax" shall be understood to include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest, imposed by the United States or any other country or any state, county, local or foreign government or subdivision or agency thereof.

                  5.22 NO VIOLATION. To the best of their knowledge, neither AES, any AES Subsidiary or any other party thereto is (i) in violation of any AES Charter Document or (ii) in default under any AES Material Contract (the AES Material Contracts, together with the AES Charter Documents, being referred to herein as the "AES Material Documents"); and, except as set forth in the Schedules attached to this Agreement, (a) the rights and benefits of AES and the AES Subsidiaries under the AES Material Documents will not be materially and adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the AES Material Documents or the AES Charter Documents. If any of the AES Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit, then (i) AES will furnish all requisite notices and use its best efforts to obtain the necessary consents and approvals before consummation of the Merger; or (ii) the current officers and directors of AES will cooperate with NDI in furnishing the requisite notices and in obtaining the necessary consents and approvals after consummation of the Merger.

                  5.23 GOVERNMENT CONTRACTS. Except as set forth on Schedule
5.23 neither AES nor any AES Subsidiary is a party to any governmental contracts subject to price redetermination or renegotiation.

                  5.24 ABSENCE OF CHANGES. Since February 21, 1998, except as contemplated herein or as set forth on Schedule 5.24, there has not been:

                           (i) any changes that, individually or in the aggregate, have had a Material Adverse Effect;

                           (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of AES or any AES Subsidiary;

                           (iii) any change in the authorized capital of AES or any AES Subsidiary or in their outstanding securities or any change in their ownership interests or any grant of any options, warrants, calls, conversion rights or commitments; provided, however, that AES may continue to issue stock and securities in connection with acquisitions and financing of businesses and companies

                           (iv) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of AES or any AES Subsidiary;

                           (v) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of AES or any AES Subsidiary to any person, including without limitation the AES STOCKHOLDERS and their affiliates;

                           (vi) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to AES or any AES Subsidiary, including without limitation any indebtedness or obligation of any of the AES STOCKHOLDERS or any affiliate thereof, provided that AES and the AES Subsidiaries may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                           (vii) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of AES or any AES Subsidiary or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                           (viii) any waiver of any material rights or claims of AES or any AES Subsidiary;

                           (ix)     any material breach, amendment or
                                    termination of any material contract,
                                    agreement, license, permit or other right to which AES or any AES Subsidiary is a party; or

                           (x) any transaction by AES or any AES Subsidiary outside the ordinary course of business.

                  5.25 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. AES has delivered to NDI an accurate schedule (Schedule 5.25) as of the date of this Agreement, of:

                           (i) the name of each financial institution in which AES or any AES Subsidiary has an account or safe deposit box;

                           (ii) the names in which the accounts or boxes are held;

                           (iii)    the type of account; and

                           (iv) the name of each person authorized to draw thereon or have access thereto.

                           Schedule 5.25 also sets forth the name of each
person, corporation, firm or other entity holding a general or special power of attorney from AES or any AES Subsidiary and a description of the terms of such power.

                  5.26 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by AES and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of AES, and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of AES.

                  5.27 RELATIONS WITH GOVERNMENTS. Neither AES nor any of the AES Subsidiaries have made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause AES or any AES Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

                  5.28 DISCLOSURE. No representation or warranty by AES contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, NDI pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

                  5.29 BOARD APPROVAL. The Board of Directors of AES has approved the Merger and the terms of this Agreement.

         6.       REPRESENTATIONS AND WARRANTIES OF NDI

                  NDI represents and warrants to AES as follows:

                  6.1 DUE ORGANIZATION. Each of NDI and the subsidiaries of NDI identified in Schedule 6.6 hereto (the "NDI Subsidiaries") is a corporation duly organized, validly existing and is in good standing under the laws of its jurisdiction of incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of NDI and the NDI Subsidiaries taken as a whole (a "Material Adverse Effect"). Schedule 6.1 hereto contains a list of all jurisdictions in which NDI and each NDI Subsidiary is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended, of NDI and each NDI Subsidiary are attached hereto as part of Schedule 6.1. Such Articles of Incorporation and By-laws are referred to herein as the "NDI Charter Documents." The minute books of NDI and each NDI Subsidiary as heretofore made available to AES are correct and complete in all material respects.

                  6.2 AUTHORIZATION; VALIDITY. The representatives of NDI executing this Agreement have the corporate power and authority to enter into and bind NDI to the terms of this Agreement. NDI has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by NDI and the performance by NDI of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of NDI and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of NDI enforceable in accordance with its terms.

                  6.3 CAPITAL STOCK OF NDI. The authorized capital stock of NDI is as set forth in Section 1.4(ii) hereof. All of the issued and outstanding shares of the capital stock of NDI have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the stockholders of NDI (collectively, the "NDI STOCKHOLDERS"). All of the issued and outstanding shares of the capital stock of NDI were offered, issued, sold and delivered by NDI in compliance with all applicable state and federal laws concerning the issuance of securities. There are no preemptive rights with respect to the NDI Common Stock.

                  6.4 TRANSACTIONS IN CAPITAL STOCK, ACCOUNTING TREATMENT. Except as set forth in Schedule 6.4 hereto, no option, warrant, call, conversion right or commitment of any kind exists which may obligate NDI to issue any shares of capital stock. Except as set forth in Schedule 6.4 hereto, NDI has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. The voting stock structure of NDI and the NDI Subsidiaries has not been materially altered or changed in contemplation of the Merger, except that NDI shall be allowed to effect the transactions provided for in Section 2.2(ii) hereof without being in violation of the provisions of this Section 6.4.

                  6.5 NO BONUS SHARES. Except as set forth in Schedule 6.5 hereto, none of the shares of NDI Common Stock was issued pursuant to awards, grants or bonuses.

                  6.6 NDI SUBSIDIARIES. NDI has no subsidiaries other than those listed on Schedule 6.6 hereto (previously defined as the NDI Subsidiaries), and except as set forth on Schedule 6.6 hereto, NDI does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity (other than the NDI Subsidiaries), nor is NDI or any NDI Subsidiary, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity. Schedule 6.6 hereto lists the number of shares and class of authorized capital stock of the NDI Subsidiaries, all of which shares are owned by NDI free and clear of all liens, encumbrances and claims of every kind.

                  6.7 PREDECESSOR STATUS; ETC. Set forth in Schedule 6.7 is a listing of all names of all predecessor companies of NDI, including without limitation the names of any entities from whom NDI has acquired material assets other than in the normal and ordinary course of business and consistent with past practice. Except as set forth in Schedule 6.7 hereto, NDI has not at any time been a subsidiary or division of another corporation or a party to an acquisition which was later rescinded.

                  6.8 SPIN-OFF BY NDI. There has not been any sale or spin-off of material assets of either NDI, any NDI Subsidiary or any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with NDI ("Affiliates") within the preceding three (3) years.

                  6.9 FINANCIAL STATEMENTS; SECURITIES FILINGS. NDI (i) has delivered to AES (attached as Schedule 6.9 hereto) true, complete and correct copies of NDI's audited Balance Sheets as of December 31, 1994, 1995, and 1996 (the end of each of its three most recent completed fiscal years), and audited Statements of Income, Accumulated Deficit and Cash Flows for the same periods (collectively, the "NDI Financials") and (ii) has delivered to NDI (also attached as Schedule 6.9 hereto) true, complete and correct copies of NDI's unaudited Balance Sheet (the "NDI Interim Balance Sheet") as of November 30, 1997 (the "Balance Sheet Date") and related Statement of Income, and Supplementary Information for the eleven (11) month period then ended (collectively, the "NDI Interim Financials"; and together with the NDI Financials, the "NDI Financial Statements"). The NDI Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (such principles on such basis being referred to herein as "GAAP"), subject, in the case of the NDI Interim Financials to normal year-end audit adjustments, and to the omission of footnote information. Each of the Balance Sheets included in the NDI Financial Statements presents fairly the consolidated financial condition of NDI as of the dates indicated thereon, and each of the Statements of Income, Cash Flows and Retained Earnings included in the NDI Financial Statements presents fairly the results of its consolidated operations for the periods indicated thereon, subject in the case of the NDI Interim Financials, to year end adjustments. NDI has also delivered to AES copies of NDI's most recent Forms 10-K, 10-Q and 8-K as filed with the Securities and Exchange Commission, and copies of all Forms 3, 4, 5, and 13D received by NDI since January 1997.

                  6.10 LIABILITIES AND OBLIGATIONS.

                  (a) Except as disclosed on Schedule 6.10 attached hereto, neither NDI nor any NDI Subsidiary is liable for or subject to any liabilities exceeding an aggregate amount of $500,000, except for:

                       (i) those liabilities reflected on the NDI Interim Balance Sheet and not heretofore paid or discharged;

                       (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise;

                       (iii) those liabilities incurred, consistent with past practice, in the ordinary course of business and either not required to be shown on the NDI Interim Balance Sheet or arising since the Balance Sheet Date, which liabilities in the aggregate are of a character and magnitude consistent with past practice; and

                      (iv) those liabilities incurred during the routine operations of NDI and consistent with past practice, the amount of which can be determined only subsequent to the Balance Sheet Date and which were incurred or in process prior to or on the Balance Sheet Date, such as utilities, delivery expenses, maintenance expenses and the like not material in amount individually and in the aggregate and for which appropriate adjustments are typically made at year end during the audit process or which would be made in accordance with GAAP, if any interim financial statements were to be audited.

         For purposes of this Section 6.10 and Section 10 below, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

                  (b) NDI has delivered to AES, in the case of those liabilities which are not fixed, a reasonable estimate of the maximum amount which may be payable. For each such liability for which the amount is not fixed or is contested, NDI has provided to AES (i) a summary description of the liability together with (A) copies of all relevant documentation relating thereto, (B) amounts claimed and any other action or relief sought and (C) name of claimant,
(ii) all other parties to the claim, suit or proceeding and the name of each court or agency before which such claim, suit or proceeding is pending, and
(iii) the date such claim, suit or proceeding was instituted.

                  6.11 ACCOUNTS AND NOTES RECEIVABLE. NDI has delivered to AES an accurate list (attached as Schedule 6.11 hereto) of the accounts and notes receivable of NDI and each NDI Subsidiary as of a date not more than 90 business days prior to the date hereof (including without limitation receivables from and advances to employees and the NDI STOCKHOLDERS). Prior to Closing, NDI shall also update Schedule 6.11 and provide NDI with an accurate list of all accounts and notes receivable as of the end of the month preceding the month in which the Closing occurs. All lists of accounts and notes receivable shall show the aging of all accounts and notes receivable showing amounts due in 30-day aging categories. To the best knowledge of NDI, except to the extent reflected on
Schedule 6.11, such accounts and notes are collectible in the amount shown on
Schedule 6.11, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

                  6.12 PERMITS AND INTANGIBLES. To the best of their knowledge, each of NDI and the NDI Subsidiaries owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), title permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights, the absence of any of which could have a Material Adverse Effect (the "NDI Material Permits"). NDI has delivered to AES an accurate list and summary description (attached as Schedule
6.12 hereto) of all NDI Material Permits. To the knowledge of NDI, the NDI Material Permits are valid, and NDI has not received any notice that any governmental authority intends to modify, cancel, terminate or not renew any Material Permit. NDI and each NDI Subsidiary has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the NDI Material Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to NDI or any NDI Subsidiary by, any NDI Material Permit.

                  6.13 ENVIRONMENTAL MATTERS.

                  (a) To the best of their knowledge, each of NDI and the NDI Subsidiaries has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), common laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it and its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws"), including without limitation Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are currently defined in any applicable Environmental Law), except to the extent that noncompliance with any Environmental Law, either singly or in the aggregate, does not and would not have a Material Adverse Effect;

                  (b) To the best of their knowledge, each of NDI and the NDI Subsidiaries has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by NDI or any NDI Subsidiary where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled, except to the extent that a failure to do so, either singly or in the aggregate, does not and would not have a Material Adverse Effect;

                  (c) There have been no releases or threats of releases (as defined in Environmental Laws) by NDI or any of its subsidiaries at, from, in or on any property owned or operated by NDI or any NDI Subsidiary except as permitted by Environmental Laws or where such releases do not and would not have a Material Adverse Effect;

                  (d) To the best of their knowledge, each of NDI and the NDI Subsidiaries knows of no on-site or off-site location to which NDI or any NDI Subsidiary has transported or disposed of Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against NDI or any NDI Subsidiary for any clean-up cost, remedial work, damage to natural resources or personal injury, including without limitation any claim under United States or Florida environmental statutes, as amended; and

                  (e) To the best of their knowledge, neither NDI nor any NDI Subsidiary has or will have any liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment, except to the extent that such liability does not and would not have a Material Adverse Effect.

                  6.14 REAL AND PERSONAL PROPERTY. NDI has delivered to AES an accurate list (attached as Schedule 6.14 hereto) of all owned and leased real property, all personal property included in "depreciable plant, property and equipment" on the NDI Interim Balance Sheet and all other personal property owned or leased by NDI or any NDI Subsidiary with a value in excess of $100,000
(i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and all real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of NDI and the NDI Subsidiaries. All personal property, material machinery and equipment of NDI and the NDI Subsidiaries listed on Schedule 6.14 are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 6.14 are in full force and effect and constitute valid and binding agreements of NDI or the NDI Subsidiary and, to the knowledge of NDI, the other parties thereto in accordance with their respective terms. All fixed assets used by NDI or any NDI Subsidiary that are material to the operation of their business are either owned by NDI or the NDI Subsidiary or leased under an agreement listed on Schedule 6.15. Schedule 6.14 includes without limitation true, complete and correct copies of all title reports and title insurance policies received or owned by NDI or any NDI Subsidiary that are still in effect. Schedule 6.14 also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of NDI has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by NDI or any NDI Subsidiary would require additional material expenditures of capital.

                  6.15 SIGNIFICANT CUSTOMERS; NDI MATERIAL CONTRACTS AND COMMITMENTS. Schedule 6.15 hereto contains an accurate list of (i) all significant customers (i.e. those customers representing 5% or more of NDI's revenues for the 12 months ending on the Balance Sheet Date, or who have paid to NDI $100,000 or more in any of the past four fiscal quarters) and (ii) all material contracts, commitments, leases, instruments, agreements, licenses or permits to which NDI or any NDI Subsidiary is a party or by which it or its properties are bound (including without limitation contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) as of the Balance Sheet Date and (ii) entered into since the Balance Sheet Date (collectively, the "NDI Material Contracts"). Schedule 6.16 hereto includes true, complete and correct copies of the NDI Material Contracts. Except to the extent set forth on Schedule 6.15 hereto, (i) none of NDI's significant customers have canceled or substantially reduced or, to the knowledge of NDI are currently attempting or threatening to cancel or substantially reduce service, (ii) NDI and the NDI Subsidiaries have complied with all of their respective material commitments and obligations and are not in default under any of the NDI Material Contracts and no notice of default has been received with respect to any thereof and (iii) there are no NDI Material Contracts that were not negotiated at arm's length with third parties not affiliated with NDI or any officer, director or NDI STOCKHOLDER of NDI. NDI is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employees of NDI or any NDI Subsidiary are represented by any labor union or covered by any collective bargaining agreement and, to the best of NDI's knowledge, no campaign to establish such representation is in progress. There is no pending or, to the best of NDI's knowledge, threatened labor dispute involving NDI or any NDI Subsidiary and any group of their employees nor has NDI or any NDI Subsidiary experienced any labor interruptions over the past three (3) years and NDI considers its relationship with its employees to be good.

                  6.16 TITLE TO REAL PROPERTY. NDI and each NDI Subsidiary does not own any real property except as set forth on Schedule 6.16 hereto.

                  6.17 INSURANCE. NDI has delivered to AES an accurate list (attached as Schedule 6.17 hereto) as of the Balance Sheet Date of all insurance policies carried by NDI and the NDI Subsidiaries and all insurance loss runs or workmen's compensation claims received for the past three (3) policy years. Also attached to Schedule 6.17 are true, complete and correct copies of all current insurance policies, all of which are in full force and effect. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date.

                  6.18 COMPENSATION; EMPLOYMENT AGREEMENTS. NDI has delivered to AES an accurate list (attached as Schedule 6.18 hereto) showing all officers and directors of NDI and each NDI Subsidiary, and of all employees of NDI and the NDI Subsidiaries currently earning, on an annualized basis (including commissions) in excess of $150,000 per year ("NDI Key Employees"), listing all employment agreements with such officers, directors and NDI Key Employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. NDI has provided to AES true, complete and correct copies of all employment contracts, commitments and arrangements with persons listed on Schedule 6.18.

                  6.19 EMPLOYEE BENEFIT PLANS. All employee benefit plans, programs and policies (whether formal or informal, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by NDI or any NDI Subsidiary for the benefit of any current or former employee of NDI or any NDI Subsidiary or in which such employees are entitled to participate are listed in Schedule 6.19 (the "NDI Benefit Plans"), and copies of all such written plans and policies, written descriptions of all such oral plans and policies, and all other documentation relating to such plans and policies have been delivered or made available to AES. Except as disclosed on Schedule 6.19:

                       (i) each NDI Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with the requirements of all applicable law;

                       (ii) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any NDI Benefit Plan;

                       (iii) all required contributions to NDI Benefit Plans have been made, and all benefits accrued under any unfunded NDI Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP and NDI and the NDI Subsidiaries have performed all material obligations required to be performed under the NDI Benefit Plans; and

                       (iv) no employee of NDI or any NDI Subsidiary is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employee, there are no pending or, to the knowledge of NDI, threatened representation campaigns concerning union representation involving any employee or efforts of any labor union or organization (or representatives thereof) to organize any employees.

                  6.20 CONFORMITY WITH LAW; LITIGATION. To the best of their knowledge, neither NDI nor any NDI Subsidiary has violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it, which violations in the aggregate would have a Material Adverse Effect; and except to the extent set forth in Schedule 6.10, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of NDI, threatened, against or affecting NDI or any NDI Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received.

                  6.21 TAXES. Except as set forth on Schedule 6.21, (i) NDI and each NDI Subsidiary has timely filed or will timely file all requisite federal, state and other Tax (as defined below) returns, reports and forms ("NDI Returns") for all periods ended on or before the Closing Date; (ii) there are no examinations in progress or claims against NDI for Taxes for any period or periods and no notice of any claim for Taxes, whether pending or threatened, has been received; (iii) the amounts shown as accruals for Taxes on the NDI Interim Balance Sheet are sufficient for the payment of all Taxes, whenever determined, for all fiscal periods ended on or before that date; (iv) NDI and each NDI Subsidiary has a taxable year ending on December 31 in each year; (v) NDI and each NDI Subsidiary currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past three (3) years; (vi) NDI and each NDI Subsidiary has paid or has fully accrued for all Taxes, whenever determined, with respect to periods ending on or before the Closing Date; and (vii) copies of (1) any Tax examinations, (2) extensions of statutory limitations for the collection or assessment of Taxes and (3) the NDI Returns for the last three (3) fiscal years are included as part of Schedule 6.21. If NDI has undergone a sales tax audit with the Florida Department of Revenue within the last year, in regard to that audit, NDI specifically represents that it has paid all amounts due and has no further liability whatsoever in regard to said audit or any other sales tax matters and, further, that no additional sales tax is due in connection with any reclassification of any assets of NDI.

                  Upon the request of AES, NDI shall provide AES copies of all NDI Returns other than those previously provided pursuant to clause (vii)(3) of the preceding sentence.

                  For purposes of this Agreement, the term "Tax" shall be understood to include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest, imposed by the United States or any other country or any state, county, local or foreign government or subdivision or agency thereof.

                  6.22 NO VIOLATION. To the best of their knowledge, neither NDI, any NDI Subsidiary nor any other party thereto is (i) in violation of any NDI Charter Document or (ii) in default under any NDI Material Contract (the NDI Material Contracts, together with the NDI Charter Documents, being referred to herein as the "NDI Material Documents"); and, except as set forth in the Schedules attached to this Agreement, (a) the rights and benefits of NDI and the NDI Subsidiaries under the NDI Material Documents will not be materially and adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the NDI Material Documents or the NDI Charter Documents. If any of the NDI Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit, then NDI shall furnish all requisite notices and use its best efforts to obtain the necessary consents and approvals either before or after consummation of the Merger.

                  6.23 GOVERNMENT CONTRACTS. Except as set forth on Schedule
6.23 neither NDI nor any NDI Subsidiary is a party to any governmental contracts subject to price redetermination or renegotiation.

                  6.24 ABSENCE OF CHANGES. Since November 30, 1997, except as contemplated herein or as set forth on Schedule 6.24, there has not been:

                       (i) any changes that, individually or in the aggregate, have had a Material Adverse Effect;

                           (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of NDI or any NDI Subsidiary;

                           (iii) any change in the authorized capital of NDI or any NDI Subsidiary or in their outstanding securities or any grant of any options, warrants, calls, conversion rights or commitments;

                           (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of NDI or any NDI Subsidiary;

                           (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by NDI or any NDI Subsidiary to any of its officers, directors, NDI STOCKHOLDERS, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                           (vi) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of NDI or any NDI Subsidiary;

                           (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of NDI or any NDI Subsidiary to any person, including without limitation the NDI STOCKHOLDERS and their affiliates;

                           (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to NDI or any NDI Subsidiary, including without limitation any indebtedness or obligation of any of the NDI STOCKHOLDERS or any affiliate thereof, provided that NDI and the NDI Subsidiaries may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                           (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of NDI or any NDI Subsidiary or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                       (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of NDI and the NDI Subsidiaries;

                       (xi) any waiver of any material rights or claims of NDI or any NDI Subsidiary;

                       (xii) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which NDI or any NDI Subsidiary is a party; or

                       (xiii) any transaction by NDI or any NDI Subsidiary outside the ordinary course of businesses.

                  6.25 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. NDI has delivered to AES an accurate schedule (Schedule 6.25) as of the date of this Agreement, of:

                       (i) the name of each financial institution in which NDI or any NDI Subsidiary has an account or safe deposit box;

                       (ii) the names in which the accounts or boxes are held;

                       (iii)        the type of account; and

                       (iv) the name of each person authorized to draw thereon or have access thereto.

                       Schedule 6.25 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from NDI or any NDI Subsidiary and a description of the terms of such power.

                  6.26 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by NDI and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of NDI, and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of NDI.

                  6.27 RELATIONS WITH GOVERNMENTS. Neither NDI nor any of the NDI Subsidiaries have made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause NDI or any NDI Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

                  6.28 DISCLOSURE. No representation or warranty by NDI contained in this Agreement, and no representation, warranty or statement contained in any list, certificate,

Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, AES pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

             6.29 BOARD APPROVAL. The Board of Directors of NDI has approved the Merger and the terms of this Agreement.


         7.       COVENANTS PRIOR TO CLOSING

             7.1 ACCESS AND COOPERATION; DUE DILIGENCE.

         (a) Between the date of this Agreement and the Closing Date, AES will afford to the officers and authorized representatives of NDI access to all of the sites, properties, books and records of AES and the AES Subsidiaries (at which AES may have its representatives present) and will furnish NDI with such additional financial and operating data and other information as to the business and properties of AES and the AES Subsidiaries as NDI may from time to time reasonably request. The AES STOCKHOLDERS and AES will cooperate with NDI, its agents, representatives, accountants, auditors and counsel in the preparation of any documents or other material which may be required in connection with this Agreement. NDI will treat and cause the treatment of all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted with respect hereto as confidential in accordance with the provisions of Section 12 hereof. If, for any reason, no Closing occurs under this Agreement, all such information will be returned to AES.

         (b) Between the date of this Agreement and the Closing Date, NDI will afford to the officers and authorized representatives of AES access to all sites, properties, books and records of NDI and the NDI Subsidiaries (at which NDI may have its representatives present) and will furnish AES with such additional financial and operating data and other information as to the business and properties of NDI and the NDI Subsidiaries as AES may from time to time reasonably request. NDI will cooperate with AES, its agents, representatives, accountants, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. AES will treat and cause the treatment of all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 12 hereof. If for any reason, no Closing occurs under this Agreement, all such information will be returned to NDI.

             7.2 CONDUCT OF BUSINESS PENDING CLOSING; SECURITIES FILINGS AND OTHER OBLIGATIONS.

         (a) Between the date hereof and the Closing Date, each of NDI, AES and their respective subsidiaries will:

                           (i) carry on their respective businesses in substantially the same manner as they have heretofore and not introduce any material new method of management, operation or accounting;

                           (ii) maintain their respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                           (iii) perform all of their respective obligations under agreements relating to or affecting their assets, properties or rights;

                           (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

                           (v) use reasonable efforts to maintain and preserve their business organization intact, retain their respective present employees and maintain their respective relationships with suppliers, customers and others having business relations with NDI, AES or their respective subsidiaries, as the case may be;

                           (vi) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

                           (vii) maintain present material debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of each other; except that AES shall have the right to consummate additional acquisition and financing transactions and incur debt pursuant thereto without being in violation of this clause; and

                           (viii) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also AES STOCKHOLDERS or NDI STOCKHOLDERS, as the case may be) in accordance with past practice; except that AES will have the right to enter into compensation arrangements with personnel retained or hired as a result of or in connection with the acquisition transactions provided for in clause 7.2(a)(vii) above and to grant raises in compensation levels to employees who are promoted or performance bonuses to employees who meet the criteria therefor.

         (b) Between the date hereof and the Closing Date:

                 (i) NDI will file for registration (under the Securities Act of 1933) of the NDI common stock to be issued to the AES STOCKHOLDERS as provided for herein;

                 (ii) NDI will prepare and distribute proxy statements to allow the NDI STOCKHOLDERS to vote upon and approve the Merger and related transactions provided for herein;

                 (iii) Each of AES and the AES Subsidiaries will cause to be prepared audited financial statements for the 1997 fiscal year; and

                 (iv) Each of AES, NDI and their respective subsidiaries will cooperate with each other in order to facilitate and effect the actions called for in this Section 7.2(b).

             7.3 PROHIBITED ACTIVITIES.

         (a) Between the Balance Sheet Date and the Closing Date, each of NDI and the NDI Subsidiaries have not and from the date hereof, without prior written consent of AES, will not:

                 (i) make any change in their respective Certificate of Incorporation or By-laws, except that NDI's amendment of its By-laws on February 18, 1998 shall not constitute a violation of this provision;

                 (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, except that NDI shall be allowed to effect the reverse stock split and issue the securities provided for in Section 2.2(ii) above without being in violation of this provision;

                 (iii) declare or pay any dividend, or make any distribution in respect of their respective stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of their respective stock;

                 (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business, consistent with past practice or involves an amount not in excess of $5,000, including contracts to provide services to customers;

                           (v) increase the compensation payable or to become payable to any officer, director, Stockholder, employee or agent, or make any bonus or management fee payment to any such person, except for obligations under existing contracts or arrangements;

                           (vi) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

                           (vii) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

                           (viii) negotiate for the acquisition of any business or the start-up of any new business;

                           (ix) merge or consolidate or agree to merge or consolidate with or into any other corporation;

                           (x) waive any of their respective material rights or claims, provided that each of them may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                           (xi) commit a material breach or amend or terminate any of their respective material agreements, permits, licenses or other rights;

                           (xii) enter into any other transaction (1) that is not negotiated at arm's length with a third party not affiliated with NDI, AES, their respective subsidiaries, or any officer, director or Stockholder of NDI, AES, or their respective subsidiaries, as the case may be, or (2) outside the ordinary course of business; or

                           (xiii) permit any alteration or change in the structure of the capital stock owned by their respective shareholders (except that NDI shall be allowed to effect the transactions provided for in Section 2.2(ii) above without being in violation of this provision).

         (b) Between the Date of the AES Financials and the Closing Date, each of AES and the AES Subsidiaries have not and from the date hereof, without prior written consent of NDI, will not:

                      (i) make any change in their respective Certificate of Incorporation or By-laws;

                      (ii) declare or pay any dividend, or make any distribution in respect of their respective stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of their respective stock;

                      (iii) merge or consolidate or agree to merge or consolidate with or into any other corporation; provided that AES may do so if it is the surviving corporation in such a transaction;

                      (iv) commit a material breach or amend or terminate any of their respective material agreements, permits, licenses or other rights;

                      (v) enter into any other transaction (1) that is not negotiated at arm's length with a third party not affiliated with AES, any of its subsidiaries, or any officer, director or Stockholder of AES, or any of its subsidiaries, as the case may be, or (2) outside the ordinary course of business (which, in AES's case, consists of acquiring businesses and companies); or

                      (vi) permit any alteration or change in the structure of the capital stock owned by their respective shareholders, except that AES shall be entitled to issue stock and securities in connection with any acquisition undertaken between the date hereof and the Closing.

                  7.4 NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, each of NDI and AES shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide each other with proof that any required notice has been sent.

                  7.5 NOTIFICATION OF CERTAIN MATTERS. AES shall give prompt notice to NDI of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of AES contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of AES to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. NDI shall give prompt notice to AES of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of NDI contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of NDI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.5 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 7.6, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  7.6 AMENDMENT OF SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules because of its material nature and material significance to the Merger and transactions contemplated hereby, provided that no amendment or supplement to a Schedule that constitutes or reflects a material adverse change may be made unless NDI, in the case of an amendment or supplement by AES, or AES, in the case of an amendment or supplement by NDI consents to such amendment or supplement and, provided, further, that the acceptance of any amendment or supplement to any schedule shall operate as a waiver of any claim under Section 10 or otherwise by the consenting party solely with respect to the item or items set forth in such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8 and 9 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section
7.6. In the event that NDI or AES seeks to amend or supplement a Schedule pursuant to this Section 7.6, and NDI or AES, as the case may be, does not consent to such amendment or supplement as required by this Section 7.6, each party shall have all rights and remedies provided by law.

                  7.7 COOPERATION IN OBTAINING REQUIRED CONSENTS AND APPROVALS. Each party hereto shall cooperate in obtaining all consents and approvals required by Section 8.6. In connection therewith, if required, AES, NDI and their respective Stockholders shall file all notices and other information and documents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as promptly as practicable after the date hereof.

                  7.8 MANAGEMENT OF NDI PRIOR TO CLOSING. AES and NDI agree that AES will manage the business of NDI from the date of execution hereof until the Closing Date or earlier termination hereof. The parties anticipate that AES may fund, in the form of demand loans, certain of NDI's operating deficits and capital needs for its business in the course of AES's management, though it shall not be obligated to do so. In order for AES to effectively manage the business of NDI prior to the Closing, and in order for NDI to provide AES sufficient assurances of repayment of any funds advanced to NDI should the transactions contemplated herein not close, the parties agree that Charles Broes and Ernest N. Burson, III shall be appointed to the Board of Directors of NDI, effective upon the execution hereof, and should either or both fail or refuse to serve during the period hereof, they shall be replaced by such other nominees as AES may select. NDI agrees to cause such appointments to be made upon the execution hereof. Curtis Alliston will continue to serve on the NDI Board of Directors until the Closing Date. Additionally, NDI will use its best efforts to cause Curtis Allison and certain other shareholders (but not more than nine other shareholders) holding an aggregate of at least 51% of NDI's stock (or as much as can be obtained) to grant to NDI's Board of Directors irrevocable proxies to vote their shares for the election of directors (but for no other purpose) as soon as practicable after the date hereof. Such proxies will be satisfactory in form and substance to AES and its counsel and will survive any termination of this Agreement. AES will not charge a management fee for its services rendered under this Section 7.8, but it will be entitled to reimbursement for all direct, out-of-pocket costs incurred by it in rendering management services hereunder, including costs of wages, benefits, and employment taxes for employees (other than directors) who work for NDI. NDI shall execute promissory notes from time to time to evidence all indebtedness owed to AES pursuant to this paragraph. Such promissory notes will be satisfactory in form and substance to AES and its counsel, and, at AES's option, shall be secured by a blanket lien on the assets of NDI to secure repayment of the notes. Any such lien will be satisfactory in form and substance to AES and its counsel, but will be subordinate to existing liens.

                  At the time of Closing of the Merger, AES shall release the proxies granted to it by Curtis Alliston and others. In the event the Merger does not close for any reason, the proxies granted hereunder shall remain in full force and effect until such time as NDI repays to AES all funds advanced by it and all costs incurred by AES pursuant to this Section 7.8; provided, however, that the duration of the proxies shall not exceed any period prescribed by law. Upon repayment of all funds advanced and reimbursement of all costs incurred by AES under this Section 7.8, AES shall cause Charles Broes and Ernest
N. Burson, III, or their successors or other nominees, to resign from NDI's Board of Directors and shall release its lien on NDI's assets. The covenants contained in this Section 7.8 shall survive any termination hereof.

                  8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS AND
AES

         The obligations of AES to close the transactions hereunder are subject to satisfaction of the following conditions:

                  8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of NDI contained in Section 6 and elsewhere in this Agreement shall be true and correct as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by NDI on or before the Closing Date shall have been duly complied with and performed; and a certificate to the foregoing effect dated the Closing Date and signed by the President or any Vice President of NDI shall have been delivered to AES.

                  8.2 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the merger of AES with and into NDI, and no action or proceeding shall have been instituted or threatened to restrain or prohibit the AES STOCKHOLDERS' acquisition of NDI Common Stock and no governmental agency or body shall have taken any other action or made any request of

AES as a result of which AES reasonably deems it inadvisable to proceed with the transactions hereunder.

                  8.3 REVERSE STOCK SPLIT/AUTHORIZATION OF ADDITIONAL NDI COMMON STOCK. NDI shall have effected the reverse stock split and authorized issuance of the NDI Common Stock provided for in Section 2.2 (ii) above, and shall have authorized such amendments to its articles of incorporation as may be needed to increase NDI's authorized common stock to at least 100,000,000 shares.

                  8.4 NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of NDI and its subsidiaries, taken as a whole, shall have occurred; and AES shall have received a certificate signed by NDI dated the Closing Date to such effect.

                  8.5 OPINION OF COUNSEL. AES shall have received an opinion from Foley & Lardner, counsel for NDI, dated the Closing Date, in the form annexed hereto as Annex III.

                  8.6 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency or third party relating to the consummation by AES and NDI of the transactions contemplated herein shall have been obtained and made.

                  8.7 CERTIFICATES. NDI and each NDI Subsidiary, as the case may be, shall have delivered to AES (i) copies of their respective Certificate of Incorporation, certified by the Secretary of State of the jurisdiction of their incorporation, (ii) copies of their respective By-laws, certified by their respective Secretary, (iii) copies of all resolutions authorizing this Agreement and the transactions contemplated hereby, certified by their respective Secretary, (iv) a certificate of the Secretary of NDI as to the incumbency of the officers of NDI executing this Agreement and any other document relating to the transactions contemplated hereby, (v) a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the pertinent Secretary of State, showing that NDI and each NDI Subsidiary are each in good standing and authorized to do business.

                  8.8 EXAMINATION OF FINANCIAL STATEMENTS. Prior to the Closing Date, AES shall have had sufficient time to review the unaudited balance sheets of NDI as of the end of any months and/or fiscal quarters following the Balance Sheet Date, the unaudited statements of income and cash flows of NDI for any fiscal quarters following the quarter ended on the Balance Sheet Date, and any audited financial information prepared by NDI's accountants for the use of or at the request of NDI or AES, disclosing no material adverse change in the financial condition of NDI or the results of its operations from the financial statements as of the Balance Sheet Date delivered by NDI pursuant to Section 6.9 hereof.

                  8.9 REGISTRATION OF NDI COMMON STOCK TO BE ISSUED TO AES STOCKHOLDERS. NDI shall have prepared and filed with the SEC a registration statement under the Securities Act of 1933 on the appropriate form with respect to the NDI Common Stock to be issued to AES STOCKHOLDERS pursuant to the Merger (the "S-4 Registration Statement"), and the S-4 Registration Statement shall have been declared effective and shall not be the subject of any stop order or proceeding seeking a stop order, and the NDI Common Stock to be issued to AES STOCKHOLDERS shall have been authorized for listing on the NASDAQ Small Cap market, upon official notice of issuance.

                  8.10 SHAREHOLDER APPROVAL. The Shareholders of NDI and AES shall have approved the Merger and the terms of this Agreement, including any actions to be taken hereunder for which separate shareholder approval is required.

                  8.11 DISSENTERS. The parties entered into a letter of intent to undretake this transaction on February 4, 1998, and thereupon issued a press release announcing the transaction. To fix the price to be received by persons exercising dissenters' rights, the parties agree that the highest traded price of NDI Common Stock within the five days prior to the announcement of the transaction is the fair value of NDI Common Stock. Accordingly, as a condition of AES to close the transactions hereunder, holders of at least ninety percent (90%) of the voting stock of each AES and NDI shall not exercise dissenters' rights under the applicable statutes.

         9. CONDITIONS PRECEDENT TO OBLIGATIONS OF NDI

         The obligations of NDI to close the transactions hereunder are subject to the satisfaction of the following conditions:

                  9.1 REPRESENTATIONS AND WARRANTIES: PERFORMANCE OF OBLIGATIONS. All the representations and warranties of AES contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; each and all of the agreements and obligations of AES to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed; and AES shall have delivered to NDI a certificate dated the Closing Date and signed by NDI to both such effects.

                  9.2 OPINION OF COUNSEL. NDI shall have received an opinion from Agliano, Hodges & Whittemore, P.A., counsel to AES, dated the Closing Date, in the form annexed hereto as Annex IV.

                  9.3 CERTIFICATES. AES shall have delivered to NDI (i) a copy of the Articles of Incorporation of AES and each AES Subsidiary certified by an appropriate authority in the state of its incorporation, (ii) a copy of the By-laws of AES and each AES Subsidiary certified by the Secretary of AES, or the Secretary of the AES Subsidiary, as the case may be, (iii) copies of all resolutions authorizing this Agreement and the transactions contemplated hereby, certified by the Secretary of AES, (iv) a certificate of the Secretary of AES as to the incumbency of the officers of AES executing this Agreement and any other document relating to the transactions contemplated hereby, (v) certificates, each dated as of a date no later than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in the state of incorporation of AES and each AES Subsidiary, and in each state in which AES and each AES Subsidiary is authorized to do business, showing AES and each AES Subsidiary is in good standing and authorized to do business and, to the extent available, that all franchise and/or income tax returns and taxes for AES and each AES Subsidiary for all periods prior to the Closing have been filed and paid.

                  9.4 SHAREHOLDER APPROVAL. The shareholders of AES and NDI shall have approved and consented to the Merger and the terms of this Agreement, including any actions to be taken hereunder for which separate shareholder approval is required.

                  9.5 REPRESENTATIONS, WARRANTIES AND COVENANTS OF AES DIRECTORS AND OFFICERS. Each of the directors and officers of AES shall have executed and delivered to NDI a letter in the form of that attached hereto as Annex V.

         10. INDEMNIFICATION

                  10.1 INDEMNIFICATION BY AES DIRECTORS AND OFFICERS. Each AES officer and member of the AES Board of Directors shall be bound by the indemnification provisions set forth in that certain letter (in the form of Annex V hereto) which shall be signed by each AES Director and officer and delivered to NDI as a condition to Closing.

                  10.2 INDEMNIFICATION BY NDI. NDI covenants and agrees that it will indemnify, defend, protect and hold harmless each AES STOCKHOLDER from, against and in respect of:

                  (a) all losses, liabilities, and claims suffered, sustained, incurred or paid by such AES STOCKHOLDER in connection with, resulting from or arising out of

                      (i) any breach of any representation or warranty of NDI set forth in this Agreement or any certificate or other writing delivered by NDI in connection herewith; or

                      (ii) any nonfulfillment of any covenant or agreement on the part of NDI in this Agreement; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2.

                  10.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PLEDGES OF INDEMNIFICATION. Except as provided in Section 10.5 hereof, the representations warranties and pledges of indemnification given or made by the parties to this Agreement or in any certificate or other writing furnished in connection herewith, and the right to assert an indemnification claim hereunder or under any certificate or other writing furnished in connection herewith, shall survive the Closing until the earlier of
(a) the date of completion of the first audit of financial statements containing combined operations for those items that would be expected to be encountered in the audit process or (b) the first anniversary of the Closing Date (such earlier date being referred to herein as the "Expiration Date") and shall thereafter terminate and be of no further force or effect, except that representations, warranties and pledges of indemnification set forth in Sections 5.30 and 6.26 hereof shall survive the Closing without limitation. Any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein.

                  10.4 THIRD PERSON CLAIMS. Promptly after (i.e., within 30 days after) any indemnified party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 10.1 or 10.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding (a "Claim Notice"). Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the consent of the Indemnified Party. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by Indemnifying Party, provided that if counsel to the Indemnifying Party shall have a conflict of interest that prevents counsel for the Indemnifying Party from representing Indemnified Party, Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel. In the absence of a conflict situation as described herein, an Indemnified Party shall have the option, at the expense of such Indemnified Party, to select and utilize counsel other than that selected by an Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense (including without limitation reasonable attorneys fees) which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however that, except as otherwise provided herein, under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. Nothing herein shall be deemed to prevent the Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made. The Indemnified Party's failure to promptly deliver a Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such prompt notice materially and adversely prejudiced the Indemnifying Party.

                  10.5 REMEDY. The indemnification provided for in this Section 10 shall not be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party hereto. If either party hereto unjustifiably terminates this Agreement, then the terminating party shall be obligated to pay liquidated damages to the non-terminating party in an amount equal to all costs and expenses (including reasonable attorneys' fees) incurred by the non-terminating party in preparation for and in contemplation of the Merger and other transactions provided for hereunder. Nothing herein shall be construed to limit the right of a party hereto, in a proper case, to seek injunctive relief for a breach of this Agreement. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies which any party hereto has, or might have, at law, in equity or otherwise, against any other party hereto based on any willful misrepresentation, willful breach of warranty or willful failure to fulfill any covenant or agreement set forth herein.

         11. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

                  11.1 AES' OFFICERS AND DIRECTORS. Each of AES' officers and directors shall execute and deliver to NDI a letter in the form as that attached hereto as Annex V, and shall be bound by the representations, warranties and covenants thereof, including, but not limited to those pertaining to confidential information.

                  11.2 NDI. NDI recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of AES and/or the AES Subsidiaries, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of AES's and/or the AES Subsidiaries' respective businesses. NDI agrees that, prior to or after the Closing, or if there shall not be a Closing, it and its officers, directors, and agents will not disclose confidential information with respect to AES and/or AES Subsidiaries to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of AES and to counsel and other advisers to AES, provided that such advisers to AES (other than counsel) agree to the confidentiality provisions of this Section 12.2, unless (i) such information becomes known to the public generally through no fault of NDI, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, NDI shall, if possible, give prior written notice thereof to AES and provide AES with the opportunity to contest such disclosure. In the event of a breach or threatened breach by NDI of the provisions of this Section, AES shall be entitled to an injunction restraining NDI from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting AES from pursuing any other available remedy for such breach or threatened breach, including without limitation the recovery of damages.

                  11.3 DAMAGES. Because of the difficulty of measuring economic losses as a result of the breach of the covenants provided for in Section 12.1 above and the covenants contained in this Section 12.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them, or by the AES directors and officers, as the case may be, of the foregoing covenants, the covenants may be enforced against the breaching party by injunctions and restraining orders.

                  11.4 SURVIVAL. The obligations of the parties under this
Article 11 shall survive the termination of this Agreement.


         12. FEDERAL SECURITIES ACT REPRESENTATIONS. Each AES STOCKHOLDER shall deliver to NDI a letter containing such representations, warranties and covenants as the parties deem necessary to enable NDI to fulfill its obligations under federal and state securities laws. Such letter shall be executed and delivered by each AES STOCKHOLDER as a condition to delivery of the NDI Common Stock to such AES STOCKHOLDER, and shall, at a minimum, contain representations and warranties that the AES Stock is free and clear of liens and encumbrances.

         13. GENERAL

                  13.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

                       (i) by mutual consent of the boards of directors of NDI and AES;

                       (ii) by AES (acting through its board of directors) if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by August 1, 1998, unless the failure of such transactions to be consummated is due to the willful failure of AES to perform any of its or his obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

                       (iii) by AES (acting through its board of directors) on the one hand, or by NDI (acting through its board of directors), on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made within 30 days after notice of the default is given.

                  13.2 COOPERATION. AES, the AES STOCKHOLDERS and NDI (as the case may be) shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the President or Chief Financial Officer of AES will execute any documentation reasonably required by NDI's independent public accountants (in connection with such accountant's audit of AES) or the NASD in connection with the listing of the securities of the Surviving Corporation for trading on the NASDAQ Small Cap Market. The present officers, directors and employees of AES shall cooperate with NDI on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

                  13.3 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                  13.4 ENTIRE AGREEMENT. This Agreement (which includes the Schedules and Annexes hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the AES STOCKHOLDERS, AES and NDI and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by AES and NDI, acting through their respective officers, duly authorized by their respective Boards of Directors; provided, however, that this Agreement may not be amended in any manner that materially and adversely affects the rights, liabilities, or obligations hereunder of the shareholders of AES or NDI following approval by such affected shareholders, unless such affected shareholders approve such amendment.

                  13.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                  13.6 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

                  13.7 EXPENSES. NDI has and will pay the fees, expenses and disbursements of NDI, NDI's agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement, including without limitation the fees and expenses of Foley & Lardner, and (ii) AES has and will pay the fees, expenses and disbursements of AES and AES's agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement, including without limitation the fees and expenses of Agliano, Hodges & Whittemore, P.A.

                  13.8 NOTICES. All notices of communication required or permitted hereunder shall be in writing and may be given by depositing the same with a recognized overnight courier service (such as Federal Express) addressed to the party to be notified, or by delivering the same in person to an officer or agent of such party.

                  (a)  National Diagnostics, Inc.
                       737B West Brandon Blvd.
                       Brandon, FL 33511
                       Attention:  Curtis L. Alliston
                       Telephone No.: (813) 661-9501
                       Telecopy No.:  (813) 661-9601

                  With a required copy to:

                           Foley & Lardner
                           100 N. Tampa Street, Suite 2700
                           Tampa, FL  33602
                           Attention:  Martin A. Traber
                           Telephone No.: (813) 229-2300
                           Telecopy No.:    (813) 229-4210

                  (b)      If to AES prior to the Closing to:

                           American Enterprise Solutions, Inc.
                           5313 Johns Road, Suite 201
                           Tampa, FL  33634
                           Attention: Charles Broes, CEO
                           Telephone No.: (813) 261-0062
                           Telecopy No.:    (813) 290-9030

                  With a required copy to:

                           Agliano, Hodges & Whittemore, P.A.
                           400 North Tampa Street
                           Suite 2630
                           Tampa, Florida  33602
                           Attention: Todd Hodges
                           Telephone No.: (813) 225-1515
                           Telecopy No.:    (813) 224-0070

                  If to the AES STOCKHOLDERS, as follows:

                           C/O American Enterprise Solutions, Inc.
                           5313 Johns Road, Suite 201
                           Tampa, FL  33634
                           Attention: Charles Broes, CEO
                           Telephone No.: (813) 261-0062
                           Telecopy No.:    (813) 290-9030

or to such other address or counsel as any party hereto shall specify pursuant to this Section 14.8 from time to time.

                  13.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Florida. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or nonperformance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in the County of Hillsborough, Florida and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper.

                  13.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

                  13.11 TIME. Time is of the essence with respect to this Agreement.

                  13.12 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision, shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; provided, however, that if such provision relates to the consideration to be received by the AES stockholders, such provision shall not be modified nor severed, and the declaration of invalidity shall make the Agreement voidable.

                  13.13 NO THIRD PARTY BENEFICIARIES. This Agreement is solely between the parties hereto and no person not a party to this Agreement will have any rights or privileges of any nature whatsoever either as the beneficiaries or otherwise.

                  13.14 TAX FREE MERGER. Notwithstanding anything to the contrary contained herein, it is the intent of the parties to effect this transaction in the form of a merger (as defined in Section 368(a)(1)(a) of the Internal Revenue Code of 1986, as amended) in which AES is the Merged Corporation and NDI is the Surviving Corporation. This Agreement shall be modified as necessary to reflect that intention of the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    NATIONAL DIAGNOSTICS, INC.


                                    By:
                                        --------------------------------------
                                        Curtis L. Alliston, President & C.O.O.

                                    AMERICAN ENTERPRISE SOLUTIONS, INC.

                                    By:
                                        --------------------------------------
                                        Charles Broes, CEO

                                     ANNEX I

                     STOCKHOLDERS AND STOCK OWNERSHIP OF AES



The following is a list of the AES Stockholders and the number of outstanding shares of AES Stock held by each such AES Stockholder.

================================================================================
                                                      SHARES OF AES
      STOCKHOLDER                                   COMMON STOCK HELD
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              TOTAL SHARES
================================================================================

                                    ANNEX II

             CONSIDERATION TO BE PAID TO AES STOCKHOLDERS AT CLOSING

================================================================================
                                                     NUMBER OF SHARES OF
       AES STOCKHOLDER                        NDI COMMON STOCK TO BE RECEIVED
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   TOTAL SHARES
================================================================================

                                    ANNEX III

                        FORM OF OPINION OF COUNSEL TO NDI


                                     [Date]

American Enterprise Solutions, Inc.
5313 Johns Road
Suite 201
Tampa, Florida  33634

Ladies and Gentlemen:

         We have acted as counsel to National Diagnostics, Inc., a Florida corporation ("NDI") in connection with the transactions contemplated by the Merger Agreement (the "Agreement") dated as of February __, 1998, by and between NDI and American Enterprise Solutions, Inc.
("AES").

         This opinion is being delivered to you pursuant to Section 8.5 of the Agreement. All capitalized terms used herein, unless expressly defined herein, shall have the meanings ascribed to such terms in the Agreement.

         We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed to be necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters material to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, upon representations of executive officers and responsible employees and agents of NDI, and upon such other data as we deemed to be appropriate under the circumstances. We also wish to advise you that when in the following opinion we have made statements to our "knowledge" we shall mean (with respect to matters of fact), that after an examination of documents made available to us by NDI, and after inquiry of officers thereof but without any judgment or litigation searches or any other independent factual investigation, we have no reason to believe that such statements are factually incorrect. Statements made to our "knowledge" shall furthermore refer only to then current actual knowledge of attorneys of our firm who have worked on matters for NDI.

         Based upon the foregoing and such consideration of matters of law as we deemed to be relevant, and subject to the qualifications and assumptions set forth herein, we are of the following opinion:

         1. NDI and each of the NDI Subsidiaries was duly organized and is validly existing in good standing under the laws of its jurisdiction of incorporation.

         2. To our knowledge, NDI has the required authorization and permits to carry on its business as currently existing, except where the failure to be so qualified or have such authorization and permits would not have a material adverse effect on NDI.

         3. The Agreement has been duly authorized, executed and delivered by NDI and constitutes the valid and binding agreement of and is enforceable against NDI in accordance with its terms.

         4. Each share of NDI Common Stock to be issued to the AES STOCKHOLDERS has been duly and validly authorized and issued. Upon consummation of the transactions set forth in the Agreement, each of such shares will be fully paid and nonassessable. There are no preemptive rights with respect to the capital stock of NDI.

         5. To our knowledge, (a) NDI is not in violation of any order (with respect to NDI) issued by any court or agency (wherever located) and (b) there are no claims, actions, suits or proceedings pending, or threatened against or affecting NDI, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located, except in either case, where such violations, claims, actions, suits or proceedings, either singly or in the aggregate, would not have a material adverse effect on NDI.

         6. To our knowledge, NDI is not in default, and has not received any notice of default, under any contract or agreement to which it is a party, except where such default would not have a material adverse effect on NDI.

         7. To our knowledge, no notice to, consent, authorization, approval or order of any court or governmental agency or body or, to our knowledge (and with the exception of contracts with customers, as to which no opinion is rendered), any other party to an NDI Material Contract (as defined in the Agreement) is required in connection with the execution, delivery or consummation of the Agreement by NDI and the stockholders of NDI except for such notices, consents, authorizations, approvals or orders as have already been made or obtained.

         8. The execution of the Agreement and the performance by NDI of its obligations thereunder will not violate any of the terms or provisions of its Certificate of Incorporation or By-laws or result in any breach of or default under any lease, instrument, license, permit or any other NDI Material Contract listed on Schedule 6.12 or 6.15 to the Agreement (with the exception of contracts with customers, as to which no opinion is rendered), except (i) to the extent specifically set forth on such Schedules; (ii) where such breaches or defaults, either singly or in the aggregate, would not have a material adverse effect on NDI.

         The opinion set forth in paragraph 2 above is subject to the following qualifications: (i) the enforceability of the respective obligations of NDI under the Agreement are subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors' rights; (ii) the availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the court before which any proceeding therefor may be brought; (iii) we have assumed the due authorization, execution and delivery of the Agreement by each of the other parties thereto other than NDI; and (iv) no opinion is expressed as to the enforceability of the non-competition provisions included therein.

We render the foregoing opinions as members of the Bar of the State of Florida and express no opinion as to laws other than the laws of the State of Florida and the federal laws of the United States of America.

                                    Very truly yours,

                                    FOLEY & LARDNER


                                    By:
                                       ----------------------------------

                                    ANNEX IV

                        FORM OF OPINION OF COUNSEL TO AES


                                     [Date]

National Diagnostics, Inc.
7373 West Brandon Blvd.
Brandon, Florida  33511

Ladies and Gentlemen:

         We have acted as counsel to American Enterprise Solutions, Inc., a Florida corporation ("AES") in connection with the transactions contemplated by the Merger Agreement (the "Agreement") dated as of February __, 1998, by and between National Diagnostics, Inc. and AES.

         This opinion is being delivered to you pursuant to Section 9.2 of the Agreement. All capitalized terms used herein, unless expressly defined herein, shall have the meanings ascribed to such terms in the Agreement.

         We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed to be necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters material to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, upon representations of executive officers and responsible employees and agents of AES, and upon such other data as we deemed to be appropriate under the circumstances. We also wish to advise you that when in the following opinion we have made statements to our "knowledge" we shall mean (with respect to matters of fact), that after an examination of documents made available to us by AES, and after inquiry of officers of AES but without any judgment or litigation searches or any other independent factual investigation, we have no reason to believe that such statements are factually incorrect. Statements made to our"knowledge" shall furthermore refer only to then current actual knowledge of attorneys of our firm who have worked on matters for AES.

         Based upon the foregoing and such consideration of matters of law as we deemed to be relevant, and subject to the qualifications and assumptions set forth herein, we are of the following opinion:

         1. AES and each of the AES Subsidiaries has been duly organized and is validly existing in good standing status under the laws of its jurisdiction of incorporation.

         2. To our knowledge, AES has the required authorization and permits to carry on its business as currently existing, except where the failure to be so qualified or have such authorization and permits would not have a material adverse effect on AES.

         3. The authorized and outstanding capital stock of AES is as represented in the Agreement; each share of such stock has been duly and validly authorized and issued, and, to our knowledge, is fully paid and nonassessable. There are no preemptive rights with respect to the capital stock of AES.

         4. To our knowledge, AES does not have any outstanding options, warrants, calls, conversion rights or other commitments of any kind to issue or sell any of its capital stock, except as provided in Schedule 5.4 to the Agreement.

         5. The Agreement has been duly authorized, executed and delivered by AES and constitutes a valid and binding agreement of AES, enforceable against AES, and its shareholders in accordance with its terms.

         6. To our knowledge, AES is not in violation of any order (with respect to AES) issued by any court or agency (wherever located), and there are no claims, actions, suits or proceedings pending, or threatened against or affecting AES, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located, except in either case, where such violations, claims, actions, suits or proceedings, either singly or in the aggregate, would not have a material adverse effect on AES.

         7. To our knowledge, AES is not in default, and has not received any notice of default, under any of the contracts or agreements listed on Schedule 5.15, except where such defaults, either singly or in the aggregate, would not have a material adverse effect on AES.

         8. To our knowledge, no notice to, consent, authorization, approval or order of any court or governmental agency or body or, to our knowledge (and with the exception of contracts with customers, as to which no opinion is rendered), any other party to an AES Material Contract (as defined in the Agreement) is required in connection with the execution, delivery or consummation of the Agreement by AES and the stockholders of AES except for such notices, consents, authorizations, approvals or orders as have already been made or obtained.

         9. The execution of the Agreement and the performance by AES and the AES STOCKHOLDERS of their respective obligations thereunder will not violate any of the terms or provisions of AES' Certificate of Incorporation or the By-laws of AES or result in any breach of or default under any lease, instrument, license, permit or any other AES Material Contract listed on Schedule 5.12 or
5.15 to the Agreement (with the exception of contracts with customers, as to which no opinion is rendered), except (i) to the extent specifically set forth on such Schedules; (ii) where such breaches or defaults, either singly or in the aggregate, would not have a material adverse effect on AES.

         The opinion set forth in paragraph 5 above is subject to the following qualifications: (i) the enforceability of the obligations of AES under the Agreement is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors' rights;
(ii) the availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the court before which any proceeding therefor may be brought; (iii) we have assumed the due authorization, execution and delivery of the Agreement by each of the other parties thereto other than AES and (iv) no opinion is expressed as to the enforceability of the non-competition provisions included therein.

         We render the foregoing opinions as members of the Bar of the State of Florida and express no opinion as to laws other than the laws of such jurisdiction and the federal laws of the United States of America.


                                    Very truly yours,

                                    AGLIANO, HODGES & WHITTEMORE, P.A.


                                    By:
                                       -------------------------------

                                     ANNEX V

              FORM OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                        THE DIRECTORS AND OFFICERS OF AES


                                     [Date]

National Diagnostics, Inc.
7373 West Brandon Blvd.
Brandon, Florida  33511

Ladies and Gentlemen:

         In connection with and as required by Sections 9.5, 10.1 and 11.1 of the Merger Agreement (the "Agreement") dated as of February __, 1998, by and between National Diagnostics, Inc., a Florida corporation ("NDI") and American Enterprise Solutions, Inc., a Florida corporation ("AES"), I do hereby acknowledge the facts set forth herein, and in consideration of the sum of $1.00 and other valuable consideration received from NDI, I do hereby make the representations, warranties and covenants set forth herein to NDI in my capacity as a director and/or officer of AES. All capitalized terms used herein but not defined herein shall have the meaning ascribed to such term in the Agreement.

         1. CONFIDENTIALITY. I recognize and acknowledge that I had in the past, currently have, and in the future may possibly have, access to certain confidential information of AES, the AES Subsidiaries, NDI, and/or the NDI Subsidiaries such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of AES, the AES Subsidiaries, NDI, and/or the NDI Subsidiaries. I agree that I will not disclose confidential information with respect to AES, the AES Subsidiaries, NDI, and/or the NDI Subsidiaries, to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of NDI and to counsel and other advisers to NDI, provided that such advisers to NDI (other than counsel) agree to the confidentiality provisions hereof, unless (i) such information becomes known to the public generally through no fault of my own, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) I reasonably believe that such disclosure is required in connection with the defense of a lawsuit against me, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, I shall, if possible, give prior written notice thereof to NDI and provide NDI with the opportunity to contest such disclosure. In the event of a breach or threatened breach by me of the confidentiality provisions hereof, NDI shall be entitled to an injunction restraining me from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting NDI from pursuing any other available remedy for such breach or threatened breach, including without limitation the recovery of damages. Because of the difficulty of measuring economic losses as a result of the breach of the covenants contained in this Paragraph 1 and because of the immediate and irreparable damage that would be caused for which NDI would have no other adequate remedy, I agree that, in the event of my breach of the foregoing covenant contained herein, the covenant may be enforced against the me by injunctions and restraining orders. My obligations under this Paragraph 1 shall survive the termination of the Agreement and this letter.

         2. DAMAGES. Because of the difficulty of measuring economic losses to NDI as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to NDI for which for which it would have no other adequate remedy, I hereby agree that the foregoing covenants may be enforced in the event of breach by injunctions and restraining orders.

         3. REASONABLE RESTRAINT. I hereby agree that the foregoing covenants impose a reasonable restraint in light of the activities and business of NDI and AES (including without limitation the subsidiaries thereof) on the date of the Agreement and the current plans of NDI and AES; but it is also my intent that such covenants be construed and enforced in accordance with the changing activities and business of NDI and AES (including without limitation the subsidiaries thereof) throughout the term of this covenant.

         4. SEVERABILITY, REFORMATION. The covenants in this letter are severable and separate, and the unenforceability of any specific covenant hereof shall not affect the provisions of any other covenant hereof. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is my intention that such restrictions be enforced to the fullest extent which the court deems reasonable, and this letter shall thereby be reformed.

         5. INDEPENDENT COVENANT. All of the covenants in this letter shall be construed as an agreement independent of any other provision in the Agreement, and the existence of any claim or cause of action of NDI against me, whether predicated on this letter or otherwise, shall not constitute a defense to the enforcement of such covenants. The covenants contained in this letter shall not be affected by any breach of any other provision hereunder or under the Agreement and shall have no effect if the transactions contemplated by the Agreement are not consummated.

         6. MATERIALITY. I hereby agree that this covenant is a material and substantial part of the Agreement.

         7. INDEMNIFICATION OF NDI. I hereby covenant and agree that I will indemnify, defend, protect and hold harmless NDI from, against and in respect of:

                  (a) all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, settlement payments, deficiencies, costs and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "Claims") suffered, sustained, incurred or paid by NDI in connection with, resulting from or arising out of:

                           (A) any breach of any of my representations or warranties set forth herein, or in any certificate or other writing delivered by me in connection with the Merger;

                           (B) any nonfulfillment of any covenant or agreement on my part in the Agreement;

                           (C) any claim by any person claiming by, through, or under me involving the transactions contemplated in the Agreement or any prior transaction involving any shares of, or options, warrants or other rights to acquire, capital stock of AES or any predecessor corporation; and

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of my obligation hereunder and under the Agreement.

Provided that the aggregate amount of my liability hereunder and under the Agreement shall not exceed the amount of the proceeds received by me in connection with the Merger.

         8. SUCCESSORS AND ASSIGNS. This letter and my rights and obligations hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of my heirs and legal representatives.

         IN WITNESS WHEREOF, I have set my hand hereunto as of the date first written above.


                                    Signature:
                                               --------------------------------
                                    Print Name
                                               --------------------------------

                          LIST OF ANNEXES AND SCHEDULES

                                     ANNEXES

Annex I           -        Stockholders and Stock Ownership of AES
Annex II          -        Consideration to be Paid to AES Stockholders at
                           Closing
Annex III         -        Form of Opinion of Counsel to NDI
Annex IV          -        Form of Opinion of Counsel to AES and AES
                           Stockholders
Annex V           -        Form of Representations, Warranties and Covenants of
                           the Directors and Officers of AES

                                  AES SCHEDULES

Schedule 5.1      -        Qualifications to Do Business
Schedule 5.4      -        Outstanding Options
Schedule 5.5      -        Bonus Shares
Schedule 5.6      -        Subsidiaries
Schedule 5.7      -        Names of Predecessor Companies
Schedule 5.9      -        Financial Statements
Schedule 5.10     -        Liabilities and Obligations
Schedule 5.11     -        Accounts and Notes Receivable
Schedule 5.12     -        Licenses, Franchises, Permits and other Governmental
                           Authorizations
Schedule 5.14     -        Real Property, Leases and Significant Personal
                           Property
Schedule 5.15     -        Significant Customers and Material Contracts
Schedule 5.16     -        Title to Real Property
Schedule 5.17     -        Insurance Policies and Claims
Schedule 5.18     -        Officers, directors and Key Employees; Employment
                           Agreements; Compensation
Schedule 5.19     -        Employee Benefit Plans
Schedule 5.21     -        Tax Returns and Examinations
Schedule 5.23     -        Government Contracts
Schedule 5.24     -        Changes Since February 21, 1998
Schedule 5.25     -        Bank Accounts; Powers of Attorney


                                  NDI SCHEDULES

Schedule 6.1      -        Qualifications to Do Business
Schedule 6.4      -        Outstanding Options
Schedule 6.5      -        Bonus Shares
Schedule 6.6      -        Subsidiaries
Schedule 6.7      -        Names of Predecessor Companies
Schedule 6.9      -        Financial Statements

Schedule 6.10     -        Liabilities and Obligations
Schedule 6.11     -        Accounts and Notes Receivable
Schedule 6.12     -        Licenses, Franchises, Permits and other Governmental
                           Authorizations
Schedule 6.14     -        Real Property, Leases and Significant Personal
                           Property
Schedule 6.15     -        Significant Customers and Material Contracts
Schedule 6.16     -        Title to Real Property
Schedule 6.17     -        Insurance Policies and Claims
Schedule 6.18     -        Officers, directors and Key Employees; Employment
                           Agreements; Compensation
Schedule 6.19     -        Employee Benefit Plans
Schedule 6.21     -        Tax Returns and Examinations
Schedule 6.23     -        Government Contracts
Schedule 6.24     -        Changes Since Balance Sheet Date
Schedule 6.25     -        Bank Accounts; Powers of Attorney

                                 FIRST AMENDMENT

                                       TO

                                MERGER AGREEMENT

                                 BY AND BETWEEN

                           NATIONAL DIAGNOSTICS, INC.,
                              A FLORIDA CORPORATION

                                       AND

                      AMERICAN ENTERPRISE SOLUTIONS, INC.,
                              A FLORIDA CORPORATION



                            EFFECTIVE MARCH 17, 1998

                                 FIRST AMENDMENT

         This First Amendment (the "Amendment") is made and entered into as of this 17th day of March, 1998 by and between NATIONAL DIAGNOSTICS, INC., a Florida corporation ("NDI") and American Enterprise Solutions, Inc., a Florida corporation ("AES").

                                    RECITALS

         WHEREAS, NDI and AES have entered into that certain Merger Agreement (the "Agreement") dated February 23, 1998 pursuant to which it is contemplated that AES will be merged (the "Merger") with and into NDI under the terms and conditions specified in the Agreement; and

         WHEREAS, Section 8.10 of the Agreement specifies that, as a condition precedent to the obligations of AES and the stockholders of AES to consummate the transactions provided for in the Agreement, among other things, the shareholders of NDI shall have approved the Merger, the terms of the Agreement and other actions to be taken thereunder for which such shareholder approval is required; and

         WHEREAS, AES and NDI have mutually agreed to proceed with the Merger and the other transactions provided for under the Agreement in such a manner that would not require the initial approval and consent of NDI's shareholders to the Merger, the terms of the Agreement or other actions to be taken thereunder for which such shareholder approval is required; and

         WHEREAS, AES and NDI mutually intend that the Agreement be amended to dispense with the need for the initial approval and consent of the shareholders of NDI to the Merger, and the terms of the Agreement and other actions to be take thereunder for which such shareholder approval is required; and

         WHEREAS, Section 2.2 of the Agreement specifies that, as a condition to the closing of the Merger transaction, NDI shall have, among other things (i) effected a reverse stock split of the currently issued and outstanding shares of NDI common stock; and (ii) authorized the issuance of an additional 10,670,513 shares of NDI common stock for distribution to the AES stockholders; and

         WHEREAS, NDI and AES have mutually agreed that it is in the best interest of the parties that (i) the above-referenced reverse stock split should not be effected until after consummation of the Merger; and (ii) NDI should provide for the issuance of a total of 22,056,407 shares of NDI common stock for distribution to AES stockholders as opposed to the 10,670,513 shares referred to above; and

         WHEREAS, because of the fact that NDI only has a total of 5,906,570 authorized but unissued shares of NDI common stock for immediate issuance to AES stockholders, it is necessary to provide for a partial closing of the Merger transaction (until additional shares of NDI common stock are authorized and made available for distribution to AES stockholders).

         NOW, THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. The Agreement is hereby amended to delete the requirement contained in Section 8.10 thereof and elsewhere that the approval and consent of NDI'S shareholders to the Merger, the terms of the Agreement and other actions to be taken thereunder shall be a condition precedent to the obligations of AES and the AES stockholders under this Agreement.

         2. Section 2.2 and any and all other pertinent sections of the Agreement are amended and modified to provide for and reflect the fact that (i) NDI shall issue 5,906,570 shares of NDI common stock to AES stockholders upon partial closing of the Merger, then (pursuant to an appropriate amendment to its Articles of Incorporation to allow it to do so) issue an additional 16,149,837 shares of NDI common stock to AES stockholders shortly thereafter; and (ii) the above-referenced reverse stock split shall be effected only after issuance of the total of 22,057,407 shares of NDI common stock to AES stockholders (such that the AES stockholders will own an aggregate of 87.7% of the issued and outstanding shares of common stock of NDI after the reverse stock split).

         3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.


                                    NATIONAL DIAGNOSTICS, INC.

                                    By:
                                       ---------------------------
                                    Name:  Curtis L. Alliston
                                    Title: President & C.O.O.

                                    AMERICAN ENTERPRISE SOLUTIONS, INC.


                                    By:
                                       ---------------------------
                                    Name:  Charles Broes
                                    Title: Chief Executive Officer

                                SECOND AMENDMENT

                                       TO

                                MERGER AGREEMENT

                                 BY AND BETWEEN

                           NATIONAL DIAGNOSTICS, INC.,
                              A FLORIDA CORPORATION

                                       AND

                      AMERICAN ENTERPRISE SOLUTIONS, INC.,
                              A FLORIDA CORPORATION

                            EFFECTIVE APRIL 29, 1998

                                SECOND AMENDMENT


         This Second Amendment (the "2nd Amendment") is made and entered into as of this 29th day of April, 1998 by and between NATIONAL DIAGNOSTICS, INC., a Florida corporation ("NDI" or the "Company") and AMERICAN ENTERPRISE SOLUTIONS, INC., a Florida corporation ("AES").

                                    RECITALS

         WHEREAS, NDI and AES have entered into that certain Merger Agreement dated February 23, 1998, as amended by that certain First Amendment dated March 17th, 1998 (the "Agreement"), pursuant to which it is contemplated that AES will be merged (the "Merger") with and into NDI under the terms and conditions specified in the Agreement; and

         WHEREAS, AES and NDI have mutually agreed to proceed with the Merger via the implementation and effectuation of the terms and conditions set forth hereinbelow.

         NOW, THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Agreement is hereby amended to incorporate and reflect the following facts, terms and conditions:

                  AES currently owns an aggregate of 5,786,570 shares of Company Common Stock and 368,815 shares of Company Preferred Stock. Each share of Company Preferred Stock is convertible into 44.11 shares of Company Common Stock. An additional 3,093,430 shares of Company Common Stock are owned by stockholders other than AES. Therefore, at the present time, an aggregate of 8,880,000 shares of Company Common Stock are issued and outstanding. In conjunction with the Merger, the

         Company proposes to issue a stock dividend to holders of Company Common Stock based on the following formula:

                                  x = $3.50 - y
                                      ---------
                                          y

         where x =         the dividend (i.e., the number of additional
                           shares of Company Common Stock to be issued on each outstanding share of Company Common Stock).

         $3.50   =         the valuation of each share of Company Common Stock,
                           based on projected revenues for 1998.

         y       =         the average market price of each share of Company
                           Common Stock during the 5 business days immediately preceding the closing date.

For example, if y = $1.125, each outstanding share of Company Common Stock will receive a dividend of [3.50 - 1.125] = 2.11 shares of Company Common Stock.
                       ------------
                           1.125

                  The declaration and payment of such a dividend will require the availability of approximately 18,745,680 additional shares of Company Common Stock. However, because the Company's Articles of Incorporation currently provide for the issuance of a maximum of 9,000,000 shares of Company Common Stock, of which amount a total of 8,880,000 shares have already been issued and are currently outstanding, at the present time the Company can only issue an additional 120,000 shares of Company Common Stock. It will therefore be necessary to amend the Company's Articles of Incorporation to, among other things, provide for the issuance of at least an additional 18,625,680 shares of Company Common Stock.

                  After payment of the contemplated stock dividend, a total of 27,505,680 shares of Company Common Stock will be issued and outstanding; 18,002,019 of these shares

         (approximately 65%) will be owned by AES, and the remaining 9,623,661 shares (approximately 35%) will be owned by other stockholders of NDI.

                  Shortly after payment of the stock dividend described above, but before the closing of the Merger, the Company will effect a stock combination transaction of all issued and outstanding Company Common Stock in accordance with the provisions of Section 607.10025 and
         607.1003 of the Florida Business Corporation Act (the "FBCA") such that AES will own approximately 2,000,000 shares of Company Common Stock and the other stockholders of NDI will own approximately 1,000,000 shares of Company Common Stock.

                  In conjunction with the Merger, the approximately 2,000,000 shares of Company Common Stock and 368,815 shares of Company Preferred Stock owned by AES will be canceled.

                  It is anticipated that on the date of closing the Merger, there will be approximately 6,000,000 shares of AES Common Stock issued and outstanding. In conjunction with and upon consummation of the Merger, each outstanding share of AES Common Stock will be exchanged for one share of Company Common Stock. As a result of the Merger, the AES stockholders will own approximately 6,000,000 shares (85.7%) of the issued and outstanding Company Common Stock, while other NDI stockholders will own approximately 1,000,000 (14.3%) of the issued and outstanding Company Common Stock.

         This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

                                    NATIONAL DIAGNOSTICS, INC.


                                    By:
                                       ------------------------------
                                    Name:  Curtis L. Alliston
                                    Title: President


                                    AMERICAN ENTERPRISE SOLUTIONS, INC.


                                    By:
                                       ------------------------------
                                    Name:  Charles Broes
                                    Title: Chief Executive Officer

                                   APPENDIX B

                           NATIONAL DIAGNOSTICS, INC.
                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION

         Pursuant to and in compliance with the requirements of Section 607.0602, Florida Statutes, National Diagnostics, Inc., a corporation organized and existing under the laws of the State of Florida (the "Corporation"), hereby adopts the following amendments to the Corporation's Articles of Incorporation.

Section 1 of Article Third of the Corporation's Articles of Incorporation is amended to read as follows:

         Section 1.  Preferred Shares.

         (a) The distinctive designation of the Preferred Shares shall be "Series A Preferred Stock." The aggregate number of shares of Series A Preferred Stock shall be one million (1,000,000). The Series A Preferred Stock shall have no par value.

         (b) Commencing on the date of purchase of shares of Series A Preferred Stock, the holders of such shares shall be entitled to receive dividends, but not exceeding $0.10 per share, when and as declared by the Board of Directors, out of funds of the Corporation at the time legally available for the declaration of dividends. Such dividends may be payable at such intervals as the Board of Directors may from time to time determine and shall not be cumulative. As such, no right shall accrue to the holders of shares of the Series A Preferred Stock by reason of the fact that dividends on such shares are not, or have not been, declared in any prior period.

         (c) The "Liquidation Price" of each share of Series A Preferred Stock shall be $4.00 per share. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of each share of Series A Preferred Stock shall be entitled to be paid an amount equal to the Liquidation Price of $4.00 per share.

         (d) In the event that the Corporation authorizes the redemption of all or any of the shares of Series A Preferred Stock, the "Redemption Price" for each share properly redeemed in accordance with any terms and conditions specified by the Corporation shall be $4.30 per share.

         (e) At the election and option of the Board of Directors, a sinking fund for the retirement of the Series A Preferred Stock may be created out of net earnings of the Corporation, if and when such earnings are deemed to be sufficient to allow for such a sinking fund. The sinking fund, if created, shall not be depleted in any way except for the retirement or redemption of the Series A Preferred Stock; but until so used, any sums to the credit of the sinking fund may be employed in the business of the Corporation.

         (f)      (i)      The holder(s) of the shares of Series A Preferred
                           Stock shall have the right to cast eight (8) votes, for each share so held, as a separate class on any matter or issue properly brought before the shareholders of the Corporation, whether at a special or annual meeting or by proxy, and on which the shareholders of the Corporation shall be required to vote.

                  (ii) With respect to the election of members of the Board of Directors of the Corporation, the holder(s) of the shares of Series A Preferred Stock, voting as a separate class, shall have the right to elect that number of directors which constitutes fifty percent (50%) of the authorized number of members of the Board of Directors. If fifty percent (50%) is not a whole number, then the holder(s) of the shares of Series A Preferred Stock voting, as a separate class, shall be entitled to elect the nearest higher number of directors.

                  (iii) The holder(s) of the shares of Series A Preferred Stock shall be entitled to vote, as a separate class, on any and all matters and issues properly brought before the shareholders of the Corporation, whether at a special or annual meeting or by proxy, and on which the shareholders of the Corporation are required to vote. Furthermore, at least sixty-six and two- thirds percent (66 2/3%) of the aggregate votes entitled to be cast by the holder(s) of the shares of Series A Preferred Stock shall be required for the approval and implementation of any corporate action upon which the shareholders of the Corporation are required to vote.

         (g) The holders of the shares of Series A Preferred Stock may convert those shares at any time into shares of the Common Stock of the Corporation at the ratio of 44.11 shares of Common Stock per share of Series A Preferred Stock. The consideration for such conversion of the shares of Series A Preferred Stock shall be both a surrender of the shares of Series A Preferred Stock as well as a closing of the transactions provided for in that certain Merger Agreement (the "Merger Agreement") dated February 23, 1998, by and between the Corporation and American Enterprise Solutions, Inc., a Florida corporation. Concurrent with the closing of the transactions provided for in the Merger Agreement, the Board of Directors of the Corporation shall authorize the conversion of all or a portion of the shares of Series A Preferred Stock into shares of the Common Stock of the Corporation at the rate of 44.11 shares of Common Stock per shares of Series A Preferred Stock (based upon the Corporation's current number of outstanding common shares, not to be adjusted for any changes to the same). Any of the shares of Series A Preferred Stock that are not converted into shares of the Corporation's Common Stock upon the closing of the transactions provided for in the Merger Agreement shall continue to bear the right of conversion into shares of the Corporation's Common Stock at the rate of 44.11 shares of the Corporation's Common Stock per share of Series A Preferred Stock (based upon the Corporation's current number of outstanding common shares, not to be adjusted for any changes to the same).

         The foregoing amendments to the Corporation's Articles of Incorporation were duly approved and adopted by the Board of Directors of the Corporation on March , 1998. Pursuant to the provisions of Section 607.0602(4), Florida Statutes, shareholder approval is not required for the effectiveness of the foregoing amendments.

         IN WITNESS WHEREOF, National Diagnostics, Inc. has caused these Articles of Amendment to its Articles of Incorporation to be executed by its President and Chief Operating Officer on this _____ day of March, 1998.

                                    NATIONAL DIAGNOSTICS, INC.


                                    By:
                                       ---------------------------
                                    Name:  Curtis L. Alliston
                                    Title: President and
                                           Chief Operating Officer

                                   APPENDIX C


         607.1301 DISSENTERS' RIGHTS; DEFINITIONS.--The following definitions apply to ss. 607.1302 and 607.1320:

         (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

         607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.--

         (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

             (a) Consummation of a plan of merger to which the corporation is a party:

                      1. If the shareholder is entitled to vote on the
             merger, or

                      2. If the corporation is a subsidiary that is merged
             with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

             (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

             (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

                  (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

                  (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

                           1. Altering or abolishing any preemptive rights
                  attached to any of his or her shares;

                           2. Altering or abolishing the voting rights
                  pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                           3. Effecting an exchange, cancellation, or
                  reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                           4. Reducing the stated redemption price of any of the
                  shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

                           5. Making noncumulative, in whole or in part,
                  dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

                           6. Reducing the stated dividend preference of any of
                  the shareholder's preferred shares; or

                           7. Reducing any stated preferential amount payable on
                  any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

                  (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

         (2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right dissent only as to those of his or her shares which are adversely affected by the amendment.

         (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

         (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

         (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.--

         (1) (a) If a proposed corporate action creating dissenters' rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

                           1. Deliver to the corporation before the vote is
                  taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

                           2. Not vote his or her shares in favor of the
                  proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

                  (b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and
         607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 1 0 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

         (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

         (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

         (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

                  (a) Such demand is withdrawn as provided in this section;

                  (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

                  (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

                  (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

         (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-
day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

             (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

             (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

         (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

         (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

         (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

         (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

         (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.